                                                                     Exhibit 2.1


             =======================================================


                            STOCK PURCHASE AGREEMENT

                                  By and Among

                         VALASSIS COMMUNICATIONS, INC.,

                    VALASSIS COUPON CLEARING, INC., AS BUYER

                                       And

                   NCH STOCKHOLDERS, COLLECTIVELY, AS SELLERS

                                       And

                          NCH MARKETING SERVICES, INC.


                             Dated February 13, 2003


             =======================================================

                                TABLE OF CONTENTS

                                                                                                Page
ARTICLE 1    THE TRANSACTION ................................................................     1
    1.1      Sale and Purchase of the Shares ................................................     1
    1.2      Purchase Price .................................................................     2
    1.3      Transfer Taxes .................................................................     2
    1.4      Closing Time and Place .........................................................     2
    1.5      Payment of Purchase Price at Closing ...........................................     2
    1.6      Post-Closing Purchase Price Adjustment .........................................     3
    1.7      Seller Representative ..........................................................     4
    1.8      Foreign Closings ...............................................................     5

ARTICLE 2    REPRESENTATIONS AND WARRANTIES OF SELLERS ......................................     6
    2.1      Organization of Seller .........................................................     6
    2.2      Authorization ..................................................................     6
    2.3      Title to Shares ................................................................     6
    2.4      No Conflicts; No Violation of Law or Agreements ................................     6
    2.5      Consents .......................................................................     7
    2.6      Litigation and Claims ..........................................................     7
    2.7      Related Party Transactions .....................................................     7
    2.8      Brokers                                                                              7

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF INSIDER STOCKHOLDERS .........................     8
    3.1      Organization ...................................................................     8
    3.2      Qualification; Location of Business and Assets .................................     8
    3.3      Authorization and Enforceability ...............................................     8
    3.4      Capitalization and Ownership ...................................................     8
    3.5      Subsidiaries ...................................................................     9
    3.6      Minute Book, Etc. ..............................................................     9
    3.7      No Conflict; No Violation of Laws or Agreements ................................     9
    3.8      Financial Statements ...........................................................    10
    3.9      No Undisclosed Liabilities .....................................................    10
    3.10     No Changes .....................................................................    11
    3.11     Taxes ..........................................................................    13
    3.12     Accounts Receivable ............................................................    15
    3.13     Litigation and Claims ..........................................................    15
    3.14     Material Contracts .............................................................    15
    3.15     Environmental Matters; Worker Health & Safety Matters ..........................    16
    3.16     Compliance with Laws ...........................................................    17
    3.17     Consents .......................................................................    17
    3.18     Real Estate ....................................................................    18
    3.19     Personal Property ..............................................................    19
    3.20     Intellectual Property ..........................................................    19
    3.21     Transactions with Related Parties ..............................................    20

                                                                                                Page
    3.22     Employees; Officers and Directors ..............................................   20
    3.23     Labor Relations ................................................................   20
    3.24     Insurance ......................................................................   21
    3.25     Employee Benefit Plans .........................................................   21
    3.26     Sufficiency of Assets ..........................................................   23
    3.27     Accounts; Lockboxes and Safe Deposit Boxes .....................................   23
    3.28     Brokerage ......................................................................   24
    3.29     Inactive Subsidiaries ..........................................................   24
    3.30     Unclaimed/Abandoned Property ...................................................   24
    3.31     Sales Bonuses ..................................................................   24
    3.32     Donations Direct ...............................................................   24
    3.33     Sale of Company ................................................................   25

ARTICLE 4    REPRESENTATION AND WARRANTIES OF BUYER .........................................   25
    4.1      Organization; Qualification; Authority and Enforceability ......................   25
    4.2      No Conflict; No Violation of Laws or Agreements ................................   25
    4.3      Consents .......................................................................   25
    4.4      Litigation and Claims ..........................................................   25
    4.5      Investment Intent ..............................................................   26
    4.6      Financing ......................................................................   26
    4.7      Brokers ........................................................................   26

ARTICLE 5    CERTAIN OBLIGATIONS OF SELLERS .................................................   26
    5.1      Conduct of Business Pending Closing ............................................   26
    5.2      Ordinary Course ................................................................   27
    5.3      Preservation of Businesses .....................................................   27
    5.4      Financial Statements ...........................................................   27
    5.5      Maintenance of Employees .......................................................   28
    5.6      Insurance ......................................................................   28
    5.7      Cooperation ....................................................................   28
    5.8      Access, Information, and Documents .............................................   28
    5.9      Acquisition Proposals ..........................................................   28
    5.10     Inactive Subsidiaries ..........................................................   29
    5.11     Customer Contracts .............................................................   29

ARTICLE 6    CONDITIONS TO CLOSING ..........................................................   29
    6.1      Conditions Precedent to Obligations of Buyer ...................................   29
    6.2      Conditions Precedent to the Obligations of Seller ..............................   30

ARTICLE 7    DELIVERIES AND PROCEEDINGS AT CLOSING ..........................................   30
    7.1      Closing Deliveries by Seller ...................................................   30
    7.2      Deliveries by Buyer ............................................................   31

                                                                                                    Page
ARTICLE 8   TERMINATION ......................................................................       32
     8.1    Termination of Agreement .........................................................       32
     8.2    Effect of Termination ............................................................       33

ARTICLE 9   CERTAIN ADDITIONAL COVENANTS .....................................................       33
     9.1    Costs and Expenses ...............................................................       33
     9.2    No Solicitation ..................................................................       33
     9.3    Non-Competition ..................................................................       33
     9.4    Adjustments to Purchase Price ....................................................       34
     9.5    Tax Matters ......................................................................       34
     9.6    Section 338 Election .............................................................       35
     9.7    Confidentiality ..................................................................       36
     9.8    Donations Direct .................................................................       36
     9.9    Post-Closing Matters .............................................................       36

ARTICLE 10  INDEMNIFICATION ..................................................................       37
     10.1   Survival .........................................................................       37
     10.2   Indemnification by Sellers .......................................................       37
     10.3   Indemnification by Buyer and Valassis ............................................       39
     10.4   Limitations ......................................................................       39
     10.5   Notice and Opportunity to Defend .................................................       40
     10.6   Reimbursement ....................................................................       42
     10.7   Adjustments to Indemnification Payments ..........................................       43
     10.8   No Other Representations, Etc.; No Rescission ....................................       44
     10.9   Sole and Exclusive Remedy ........................................................       44
     10.10  Survival of Indemnification Obligations ..........................................       44

ARTICLE 11  MISCELLANEOUS ....................................................................       44
     11.1   Notices ..........................................................................       44
     11.2   Successors and Assigns ...........................................................       45
     11.3   Construction .....................................................................       46
     11.4   Governing Law ....................................................................       46
     11.5   Consent to Jurisdiction ..........................................................       46
     11.6   Headings .........................................................................       46
     11.7   Counterparts .....................................................................       47
     11.8   Further Assurances ...............................................................       47
     11.9   Course of Dealing ................................................................       47
     11.10  Severability .....................................................................       47
     11.11  Entire Agreement .................................................................       47
     11.12  Payment ..........................................................................       47
     11.13  No Public Disclosure .............................................................       47

                                LIST OF EXHIBITS

Exhibit A          Schedule of Stockholders

Exhibit B          Target Companies

Exhibit C          Definitions

Exhibit D          Escrow Agreement

Exhibit E          Model Computation

Exhibit F          Annual Budgets for 2002

Exhibit G          Form of Officer's Certifications

Exhibit H          Post-Closing Matters

                            STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the "Agreement"), is made and entered into this 13th day of February, 2003, by and among VALASSIS COUPON CLEARING, INC. (the "Buyer"), VALASSIS COMMUNICATIONS, INC., a Delaware corporation ("Valassis"), NCH MARKETING SERVICES, INC., a Delaware corporation ("Target"), and the stockholders of Target whose names appear on the signature pages hereto (each, a "Seller" and, collectively, "Sellers").

                                   BACKGROUND:

Sellers own all of the issued and outstanding shares of capital stock of Target set forth opposite the name of each Seller on the Schedule of Stockholders attached hereto as Exhibit A, which for purposes of this Agreement shall include all of the issued and outstanding options to purchase shares of capital stock of Target and which options shall be deemed to be fully vested and exercised (collectively, the "Shares"). Target owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other applicable equity interests (except to the extent that a nominee shareholder may be required pursuant to foreign law) of the direct and indirect subsidiaries listed on Exhibit B hereto and an approximately fifty-four percent (54%) interest in Donations Direct, LLC. Such direct and indirect subsidiaries (the "Subsidiaries"), to the extent that such direct and indirect Subsidiaries are listed as Active Subsidiaries on Exhibit B hereto, are hereinafter referred to collectively as the "Active Subsidiaries," and together with Target, as the "Target Companies."
The Target Companies are engaged in the Business (as defined in Exhibit C hereto).
Buyer desires to and will purchase and Sellers desire to and will sell, transfer and deliver to Buyer, the Shares on the terms and conditions of this Agreement. All capitalized (and as noted herein, uncapitalized) words or expressions used in this Agreement (including the Schedules and Exhibits annexed hereto) have the meanings specified in Exhibit C hereto (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
In consideration of the foregoing, the mutual representations, warranties and covenants set forth in this Agreement, and for the good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                 THE TRANSACTION

     1.1 Sale and Purchase of the Shares. Upon the terms and subject to the conditions contained in this Agreement, at the Closing:

          (a) Each Seller shall sell, transfer, assign and convey the Shares owned by such Seller to Buyer and shall deliver to Buyer a stock certificate or certificates representing all of such Shares, duly endorsed in blank or with duly executed stock powers attached, in proper form for transfer, with all signatures guaranteed and with appropriate transfer stamps, if any, affixed, free and clear of any Lien; and

          (b) Buyer shall purchase, acquire and accept from each Seller all right, title and interest in and to the Shares.

     1.2 Purchase Price. The aggregate consideration for the Shares is Fifty-Nine Million Nine Hundred Thirty Thousand Two Hundred Twenty-Five Dollars ($59,930,225) (the "Purchase Price") payable in accordance with Section 1.5 and subject to adjustment after the Closing as set forth in Section 1.6.

     1.3 Transfer Taxes. Sellers shall pay all stock transfer Taxes, recording fees and other sales, transfer, use, purchase or similar Taxes resulting from the transactions contemplated hereby. Sellers will, at their own expense, file all necessary Returns (if any) and other documentation with respect to such Taxes, fees and charges, and Sellers shall provide copies of such Returns (if any) to Buyer at Buyer's request.

     1.4 Closing Time and Place. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of McDermott, Will & Emery, 50 Rockefeller Plaza, New York, New York 10020 at 10:00 a.m. on February 13, 2003. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." The Closing will occur and will be effective at 11:59 p.m. on the Closing Date.

     1.5 Payment of Purchase Price at Closing. At the Closing, Buyer shall pay the Purchase Price as follows:

          (a) Buyer will pay from the Purchase Price the amounts set forth on the Indebtedness Payoff Letters by wire transfer of immediately available funds to the respective accounts of the creditors named in the Indebtedness Payoff Letters.

          (b) Buyer will deduct Twenty Two Thousand Five Hundred Dollars ($22,500) from the Purchase Price which represents one-half of the cost of the filings under the HSR Act.

          (c) The remainder of the Purchase Price, less the Adjustment Reserve and the Indemnification Escrow Amount, will be paid to the Disbursing Agent by wire transfer of immediately available funds to the account specified to Buyer at least one (1) business day prior to the Closing Date and the Disbursing Agent will distribute such remainder of the Purchase Price to Sellers pro rata.

              (i) Buyer will withhold from the Purchase Price an amount equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) in respect of any post-closing purchase price adjustments to be made pursuant to Section 1.6 (the "Adjustment Reserve"). The Adjustment Reserve shall not be construed as a limitation or cap on the amount of the post-closing purchase price adjustment to be made pursuant to Section 1.6.

               (ii) In addition, the aggregate amount payable to Sellers will be reduced by Three Million Dollars ($3,000,000) (the "Indemnification Escrow Amount"), which amount will be deposited by Buyer with an escrow agent (the "Indemnification Escrow Agent") appointed in accordance with the terms of the escrow agreement (the "Indemnification Escrow Agreement") substantially in the form attached hereto as Exhibit D.

     1.6  Post-Closing Purchase Price Adjustment.

          (a) After the Closing and within five (5) business days following the final determination of the Working Capital of Target:

               (i) Sellers will be liable to Buyer for the amount, if any, by which the Working Capital of Target stated in the Closing Balance Sheet is less than negative Seventeen Million Seven Hundred Thousand Dollars ($17,700,000), which amount will be credited against the Adjustment Reserve. If such amount is greater than the Adjustment Reserve, then the Sellers shall pay such excess to Buyer.

                      For example, if the Working Capital of Target stated in the Closing Balance Sheet is negative Nineteen Million Five Hundred Thousand Dollars ($19,500,000), Seller will be liable to Buyer for an aggregate of One Million Eight Hundred Thousand Dollars ($1,800,000), One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of which will be paid by Buyer retaining the entire Adjustment Reserve and the remaining Five Hundred Fifty Thousand Dollars ($550,000) will be paid by Sellers pro rata.

               (ii) If the amount payable by Sellers pursuant to Section 1.6(a)(i) above is less than the Adjustment Reserve, Buyer will pay the difference between the Adjustment Reserve and such amount to the Disbursing Agent, who shall distribute such amount pro rata to Sellers.

               (iii) If the Working Capital of Target stated in the Closing Balance Sheet is greater than negative Seventeen Million Seven Hundred Thousand Dollars ($17,700,000), then Buyer shall pay to the Disbursing Agent, who shall distribute such sum pro rata to Sellers, an amount equal to the sum of (x) the Adjustment Reserve, plus (y) the difference between (A) negative Seventeen Million Seven Hundred Thousand Dollars ($17,700,000), and (B) the Working Capital of Target stated in the Closing Balance Sheet.

                      For example, if the Working Capital of Target stated in the Closing Balance Sheet is negative Sixteen Million Dollars ($16,000,000), Buyer will be liable to Sellers for Two Million Nine Hundred Fifty Thousand Dollars ($2,950,000), which amount includes the $1,250,000 Adjustment Reserve.

          (b) Working Capital of Target shall be calculated in accordance with the following terms and provisions:

               (i) Model Computation. Set forth on Exhibit E hereto is the method by which the Working Capital of Target will be calculated (the "Model Computation").

               (ii) Closing Working Capital. Buyer shall cause NCH to prepare and deliver to the Seller Representative, not later than forty-five (45) days after the Closing Date, a consolidated balance sheet of the Target Companies as of January 31, 2003 (the "Closing Balance Sheet"), which will be prepared in accordance with GAAP, on a basis consistent with past practice and NCH shall include a calculation of the Working Capital of Target at January 31, 2003 determined in accordance with the Model Computation and which shall include any additional accruals that would have been made had the transactions contemplated hereby been consummated on January 31, 2003. Unless the Seller Representative gives Buyer and NCH a Disagreement Notice pursuant to Section 1.6(b)(iii) within fifteen (15) days of receipt of the Closing Balance Sheet, the Closing Balance Sheet delivered in accordance with this Section 1.6(b)(ii) will be final, binding, and conclusive upon Sellers and Buyer and will be used to determine the adjustment payments pursuant to Sections 1.6(a)(i), 1.6(a)(ii) and 1.6(a)(iii).

               (iii) Disputes. If the Seller Representative disagrees in good faith with the Closing Balance Sheet, the Seller Representative shall give Buyer and NCH written notice of all items with which it disagrees within fifteen (15) days of receipt by the Seller Representative of the Closing Balance Sheet (the "Disagreement Notice"). Buyer and the Seller Representative shall then negotiate in good faith for a period of twenty (20) days following receipt of the Disagreement Notice by the Seller Representative to resolve any such disagreement. If after such twenty (20) days, Buyer and the Seller Representative still disagree, any such disagreement shall be promptly submitted to a Neutral Firm, which shall deliver to Buyer and the Seller Representative, as promptly as practicable, a written report of its determination of the Closing Balance Sheet as of the Closing Date, which will be no more favorable to Sellers than reflected in the Disagreement Notice and shall be no more favorable to Buyer than reflected in the Closing Balance Sheet. The Neutral Firm shall consider only those items as to which the Seller Representative has disagreed and which remain unresolved between Buyer and the Seller Representative. The determination made by the Neutral Firm will be conclusive and binding on and non-appealable by the parties hereto.

               (iv) Expenses. If the Working Capital of Target as of the date of the Closing Balance Sheet, as determined by the Neutral Firm, is more than ten percent (10%) favorable to Sellers than the amount determined in accordance with the Closing Balance Sheet prepared by NCH, Buyer shall bear the costs and expenses of the Neutral Firm. In all other cases, the Sellers shall bear the costs and expenses of the Neutral Firm, which costs and expenses may be paid directly by Buyer from the Adjustment Reserve.

     1.7 Seller Representative. PPM America Special Investments Fund, L.P. and PPM America Special Investments CBO II, L.P., acting through PPM America, Inc. their agent and attorney-in-fact, are hereby jointly appointed and designated as the agent and attorney-in-fact for Sellers for all purposes of this Agreement (the "Seller Representative"). Such power shall include the power and authority to negotiate, execute and deliver on behalf of each Seller the Indemnification Escrow Agreement, negotiate, execute and deliver any amendment to this Agreement (except that the Seller Representative cannot execute and deliver any amendment to this Agreement that would materially reduce the Purchase Price without the consent of the Sellers), accept payments from Buyer on behalf of Sellers and to discuss and negotiate with Buyer all aspects of the Closing Balance Sheet, indemnification matters under Article 10, and any and all other contingencies pursuant to this Agreement and the Indemnification Escrow

Agreement. The Seller Representative may resign at any time by giving two (2) business days' prior written notice to all the parties to this Agreement, which resignation shall be effective upon the effective appointment of a replacement Seller Representative in accordance with the immediately following sentence. If either PPM America Special Investments Fund, L.P. or PPM America Special Investments CBO II, L.P. resigns as the Seller Representative, the other shall also be deemed to have resigned as the Seller Representative. In addition, such appointment and designation may be terminated at any time, and a new Seller Representative may be appointed, by notice in writing by Sellers holding at least fifty-one percent (51%) of the Shares, which notice shall be delivered to each party to this Agreement. The parties are authorized to rely conclusively on all actions of the Seller Representative as binding upon each Seller. The Seller Representative and the Disbursing Agent are hereby indemnified and held harmless by each Seller, jointly and severally, from and against all loss, cost, expense and liability arising out of his or her actions and omissions, except to the extent arising out of the Seller Representative's or the Disbursing Agent's willful misconduct or intentional malfeasance.

     1.8 Foreign Closings. Except as may be otherwise mutually agreed by the parties, to the extent that any closing of the sale and purchase of any of the Subsidiary Shares (which for purposes of this Section 1.8 shall also include the shares of capital stock or other applicable equity interests of the Inactive Subsidiaries) cannot be achieved by the purchase and sale of the Shares and the purchase and sale of such Subsidiary Shares is required to occur in a separate transaction at a place outside of the United States (whether by reason of notarial deed or otherwise), such a closing (a "Foreign Closing") shall take place, and the executed closing documents shall be held in escrow by the agent mutually appointed by the Seller Representative and Buyer, on or prior to the Closing (but not prior to the satisfaction of all of the conditions set forth in Article 6 relating to such Foreign Closing and the conditions contained in the Foreign Agreements) at such times and places as may be agreed by the Seller Representative and Buyer. The agent shall hold all such executed documents until such time as it is advised in a writing signed by the Seller Representative and Buyer that the transactions contemplated hereby have been consummated or terminated. Upon consummation of the transactions contemplated hereby, the agent shall deliver to each party one fully executed set of the documents that were being held in escrow by the agent. If the transactions contemplated hereby are terminated, the agent shall deliver to each party the documents executed by such party that were held in escrow by the agent.

     In certain instances the sellers of certain of the Subsidiary Shares may execute with Buyer a separate acquisition agreement as may be required with respect to such Subsidiary Shares (the "Foreign Agreements"). The Foreign Agreements are intended to serve only as the operative documents of transfer, and such Foreign Agreements do not alter, modify or amend in any way any of the terms or provisions of this Agreement, including, without limitation, terms and provisions relating to representations and warranties and indemnification. To the extent that any conflict exists between any of the terms of any of the Foreign Agreements and this Agreement, the terms of this Agreement shall control.

                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby severally represents and warrants to Buyer and Valassis with respect to himself, herself and itself only, as of the date hereof and as of the Closing Date, as follows:

       2.1 Organization of Seller. To the extent a Seller is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

       2.2 Authorization. Such Seller has all necessary corporate or other power and authority, as the case may be, to execute and deliver this Agreement and the Indemnification Escrow Agreement, and to consummate the transactions contemplated hereby and thereby. Such Seller's execution and delivery of, and the performance of its obligations under, this Agreement and the Indemnification Escrow Agreement has been authorized by all necessary corporate or other action. This Agreement and the Indemnification Escrow Agreement have been duly executed and delivered on behalf of such Seller and constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors' rights.

       2.3 Title to Shares. Such Seller owns of record and beneficially all of the Shares set forth opposite such Seller's name on the Schedule of Stockholders attached hereto as Exhibit A free and clear of all Liens. The sale and delivery of the Shares owned by such Seller to Buyer pursuant to this Agreement will vest in Buyer legal and beneficial title to such Shares free and clear of any Lien, other than those Liens that may be created thereon by Buyer at or as of the Closing Date. Except as set forth on Schedule 2.3, There are no outstanding securities, options, warrants, rights, agreements, calls, subscription commitments, demands, or understandings relating to the sale or disposition of any such Shares, obligating Seller to grant, offer or enter into any of the foregoing, or relating to the voting or control of any such Shares.

       2.4 No Conflicts; No Violation of Law or Agreements. Except as set forth on Schedule 2.4 and notwithstanding the disclosure on Schedule 2.6, the execution and delivery of this Agreement and the Indemnification Escrow Agreement, does not, and the consummation of the transactions contemplated hereby and thereby, will not:

             (a) with respect to any Seller who is not an individual, contravene any provision of any of such Seller's governing documents;

             (b) conflict with, constitute or result in any breach, default or violation of (or an event which is likely to, with or without the passage of time or the giving of notice or both, constitute or result in a breach, default or violation of) (i) any of the terms, conditions, or provisions of any indenture, mortgage, loan, credit agreement, or any other instrument, contract, agreement or commitment to which such Seller is a party, or by which such Seller is bound or affected, (ii) any judgment or order of any Governmental Authority, or (iii) any law, rule or regulation, except to the extent that any such breach, default or violation would not affect the ability of such Seller to consummate the transactions contemplated hereby or to otherwise perform its obligations hereunder; or

             (c) result in the creation or imposition of any Lien upon any Shares owned by such Seller.

       2.5 Consents. Except for filings pursuant to the HSR Act and similar foreign laws and except as set forth on Schedule 2.5, no consent, approval or authorization of, or registration or filing with, any Person, including Governmental Authority, is required in connection with such Seller's execution and delivery of this Agreement and the Indemnification Escrow Agreement or the consummation of the transactions contemplated hereby and thereby.

       2.6 Litigation and Claims. Except as set forth on Schedule 2.6, there are no Claims pending, or to the best knowledge of such Seller, threatened which seek to delay or prevent the consummation of the transactions contemplated by this Agreement or which would be reasonably likely to adversely affect or restrict such Seller's ability to perform its obligations under this Agreement.

       2.7 Related Party Transactions. Except as set forth on Schedule 2.7, such Seller:

             (a) has not borrowed money from, or loaned money to, any Target Company which has not been repaid;

             (b) has not guaranteed the performance of any Target Company under any contract, agreement, deed, lease or other instrument which is still in effect or remains outstanding or had its performance under any contract, lease, or other agreement or instrument guaranteed by a Target Company;

             (c) does not have any contractual or other Claim of any kind whatsoever against any Target Company;

             (d)   has no interest in any Target Asset; or

             (e) is not engaged in any other material transaction with any Target Company.

       2.8 Brokers. Neither such Seller nor any person acting on behalf of such Seller has engaged, retained or incurred any liability to any broker, investment banker, finder or agent, made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission or agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to the sale of the Shares or as a result of the consummation of any of the transactions contemplated hereby.

                                    ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF INSIDER STOCKHOLDERS

Each Insider Stockholder, jointly and severally, hereby represents and warrants to Buyer and Valassis as follows:

       3.1 Organization. Target and each of the Active Subsidiaries is a company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation. Copies of each Target Company's Charter and Bylaws have been delivered to Buyer and are correct, complete and in full force and effect.

       3.2 Qualification; Location of Business and Assets. Each Target Company is duly qualified and in good standing as a foreign corporation and has all requisite corporate power and authority to do business in the jurisdictions set forth on Schedule 3.2, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by them make such qualification necessary, other than those jurisdictions where the failure to be qualified to do business will not result in a Material Adverse Effect. Set forth on Schedule 3.2 is each location (specifying state, county, and city) where each Target Company (a) has a place of business, (b) owns or leases real property, (c) maintains inventory, and/or
(d) maintains employees.

       3.3 Authorization and Enforceability. Target has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Target's execution and delivery of, and the performance of its obligations under, this Agreement have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered on behalf of Target and constitutes the legal, valid, and binding obligations of Target, enforceable against Target in accordance with its terms subject to general equitable principles and except as the enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors' rights.

       3.4 Capitalization and Ownership. Immediately prior to the Closing, the authorized capital stock of Target consists of 8,000,000 shares of common stock, par value $0.01 per share, of which 3,761,129 shares are issued and outstanding, and 3,000,000 shares of preferred stock, par value $0.01 per share, of which 76,991 shares are issued and outstanding. The Sellers are the record owners of all the Shares. Other than the Shares and the 6,170 shares of preferred stock held of record by Southport Partners, L.P., there are no other shares of Target issued and outstanding. All the issued and outstanding shares of capital stock of Target have been duly authorized, validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding binding upon Target or, to the best knowledge of the Insider Stockholders, any other Person and were issued in compliance with all applicable federal and state securities or "blue-sky" laws and regulations. Except as set forth in Schedule 3.4, none of the Target Companies and, to the best knowledge of the Insider Stockholders, no other Person is, a party to any outstanding securities, options, warrants, rights, agreements, calls, subscriptions or commitments of any character whatsoever, fixed or contingent, that directly or indirectly (a) call for the issuance, sale or other disposition of any capital stock of any Target Company and there are no securities convertible into or exchangeable for the stock of any Target

Company or (b) obligate any of the Target Companies or, to the best knowledge of the Insider Stockholders, any Seller, to grant, offer or enter into any of the foregoing or (c) relate to the voting or control of any capital stock of any Target Company. No Person has any right to require any Target Company or, to the best knowledge of the Insider Stockholders, any Seller to register any securities of any of the Target Companies under any federal or state securities laws.

       3.5 Subsidiaries. The Subsidiaries are set forth on Exhibit B hereto. Except as set forth on Exhibit B, none of the Target Companies, directly or indirectly, owns any equity ownership interest in, any Person. Target directly owns all of the issued and outstanding capital stock (or other applicable equity interests) of the Direct Subsidiaries and indirectly owns all of the issued and outstanding capital stock (or other applicable equity interests) of the Indirect Subsidiaries (collectively the "Subsidiary Stock"), as more fully described and set forth on Schedule 3.5, free and clear of any Lien. Except as set forth on
Schedule 3.5, all of such issued and outstanding shares of Subsidiary Stock have been duly authorized, validly issued, are fully paid and nonassessable (to the extent that such concepts are applicable in the relevant jurisdictions), were not issued in violation of the terms of any agreements or understanding binding upon any such Subsidiary or, to the best knowledge of any Insider Stockholder, any other Person and were issued in compliance with all the material provisions of any applicable federal and state securities or "blue-sky" laws and regulations. For purposes of this Section 3.5, the term "Subsidiary Stock" shall also include the shares of capital stock (or other applicable equity interests) of the Inactive Subsidiaries.

       3.6 Minute Book, Etc. Since January 13, 1998, the minute book, stock certificate book and stock record book of each of the Target Companies is complete and the signatures therein are, to the best knowledge of the Insider Stockholders, the true signatures of the persons purporting to have signed the documents contained therein. To the best knowledge of the Insider Stockholders, such minute books contain accurate and complete minutes of all meetings or written consents to action of the respective Boards of Directors and shareholders of each of the Target Companies since January 13, 1998. Since January 13, 1998, all material corporate actions taken by the Target Companies have been duly authorized or subsequently ratified. Since January 13, 1998, the Books and Records of each of the Target Companies have been maintained in accordance with past business practice on a consistent basis.

       3.7 No Conflict; No Violation of Laws or Agreements. Except as described in Schedule 3.7 and notwithstanding the disclosure on Schedule 2.6, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions, and provisions of this Agreement by Target, will not:

             (a) contravene any provision of any of the Target Companies' Charter or Bylaws;

             (b) conflict with, constitute or result in any breach, default or violation of (or an event that is likely to, with or without the passage of time or the giving of notice or both, constitute or result in a breach, default or violation of) (i) any of the terms, conditions, or provisions of any indenture, mortgage, loan, credit agreement, or any other material instrument, contract, agreement or commitment to which any Target Company is a party, or by which any

Target Company or any of the Target Assets material to the operation of the Business may be bound and which is required to be listed on Schedule 3.14, (ii) any judgment or order of any Governmental Authority, or (iii) any law, rule or regulation other than any breach, default or violation that would not be considered material;

             (c) result in the creation or imposition of any Lien upon any Subsidiary Stock or upon any Target Assets or give to others any interests or rights therein;

             (d) result in the acceleration of any material liability or obligation of any Target Company (or give others the right to cause such acceleration); or

             (e) result in the termination of or loss of any material right (or give others the right to cause such a termination or loss) under any Contract listed or required to be listed on Schedule 3.14.

       3.8   Financial Statements.

             (a) Attached hereto as Schedule 3.8 is (i) a true and correct copy of the audited consolidated balance sheet of the Target Companies as of December 31, 2001 (the "Financial Statement Date") and the related consolidated statements of profit and loss and cash flows for the fiscal year then ended (collectively, the "Audited Financial Statements"), and (ii) the unaudited consolidated balance sheet of the Target Companies and related statement of profit and loss as of, and for the twelve (12) months ended December 31, 2002 and the one (1) month ended January 31, 2003 (collectively, together with the Audited Financial Statements, the "Financial Statements," with the Financial Statements as of and at December 31, 2002 and January 31, 2003 being referred to herein as the "Interim Statements").

             (b)   Except as set forth on Schedule 3.8, the Financial
Statements: (i) were prepared from the Books and Records of the Target Companies, which Books and Records have been maintained in accordance with all legal and accounting requirements in all material respects and accurately reflect the financial transactions of the Target Companies in all material respects; (ii) were prepared in accordance with GAAP consistently applied; and
(iii) present fairly the financial condition of the Target Companies and the results of their operations for the periods covered by, and as at the dates of, each of the Financial Statements except that the Interim Statements omit footnote disclosures and do not reflect year end adjustments which will not, in the aggregate, be material. The statements of profit and loss included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified therein.

             (c) The Indebtedness Payoff Letters will reflect all the indebtedness for borrowed money owed by the Target Companies (other than trade payables and long-term customer deposits), and the Financial Statements accurately reflect all such indebtedness as of the respective dates of the Financial Statements.

       3.9 No Undisclosed Liabilities. No Target Company has any material liability or obligation of any nature, whether due or to become due, absolute, contingent, or otherwise, whether direct or indirect, except (a) to the extent reflected as a liability on the Financial Statements and described in detail on
Schedule 3.9, (b) material liabilities incurred in the ordinary course of business (and not in violation of this Agreement or any other agreement to which such Target Company is a party or by which it may be bound) since the Financial Statement Date and fully reflected as liabilities on the appropriate books of account (and which will be fully reflected as liabilities on the Closing Balance Sheet) or (c) as set forth on Schedule 3.9 or (d) with respect to Taxes, to the extent disclosed on Schedule 3.11.

     3.10 No Changes. Except as disclosed on Schedule 3.10 or the Financial Statements, since January 1, 2002, each Target Company has conducted its business only in the ordinary course of business. Without limiting the generality of the foregoing sentence, except as disclosed on Schedule 3.10 or the Financial Statements, since January 1, 2002 there has not been:

          (a) any change in the financial condition, assets, liabilities, net worth or business of any Target Company, except for changes in the ordinary course of business consistent with past practice, none of which, individually or in the aggregate, has been or is likely to be materially adverse to the Target Companies, taken as a whole;

          (b) any casualty, damage, destruction, or loss, whether or not covered by insurance, adversely affecting the properties or business of any Target Company in any material way, or any deterioration in the operating condition of any material tangible Target Assets (ordinary wear and tear excepted), or any accidents in which any employees or other persons have been killed or seriously injured;

          (c) any Lien placed on any of the Target Assets (other than Permitted Liens);

          (d) any declaration, setting aside or payment of a dividend or other distribution in respect of any Target or Subsidiary Stock or any direct or indirect redemption, purchase or other acquisition of any Target or Subsidiary Stock;

          (e) any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder of any Target Company (except normal merit increases made in the ordinary course of business and consistent with past practice), or any increase in, or any addition to, other benefits (including any bonus, profit-sharing, pension or other plan) to which any of its or their officers, directors, employees or shareholders may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the Benefit Plans described on
Schedule 3.25 or any other payment of any kind to or on behalf of any such officer, director, employee or shareholder (other than payment of base compensation and reimbursement for reasonable business expenses in the ordinary course of business consistent with past practice);

          (f) any making or authorization of any capital expenditures in excess of the amounts set forth in the annual budget for calendar year 2002, a copy of which annual budget is attached hereto as Exhibit F, and the making of any capital expenditures in calendar year 2003 in excess of Fifty Thousand Dollars ($50,000) (other than any capital expenditures in the 2002 annual budget which were not expended in 2002);

          (g) any cancellation or waiver of any right material to the operation of the business of any of the Target Companies or any cancellation or waiver of any debts or Claims of substantial value or any cancellation or waiver of any debts or Claims against any Seller or any Affiliate of any Insider Stockholder;

          (h) any sale, transfer, lease or other disposition of any material Target Asset;

          (i) any termination or amendment to or suspension of, or receipt by any Target Company of any notice of breach or default of, any material lease, contract or other material agreement to which any Target Company is a party;

          (j) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by any Target Company, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities or obligations shown or reflected on the Financial Statements or incurred in the ordinary course of business since the Financial Statement Date;

          (k) any adverse change or any threat of any adverse change in any Target Company's relations with, or any loss or threat of loss of, suppliers or customers which, individually or in the aggregate, had or is likely to have a Material Adverse Effect;

          (l) any write-offs as uncollectible of any notes or accounts receivable of any Target Company or write-downs of the value of any assets or inventory by any Target Company, other than immaterial amounts or in the ordinary course of business consistent with past practice;

          (m) any material change by any Target Company in any method of accounting or keeping its books of account or accounting practices;

          (n) any creation, incurrence, assumption or guarantee by any Target Company of any material obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business consistent with past practice, or any creation, incurrence, assumption or guarantee by any Target Company of any material indebtedness for money borrowed, which has not or will not be repaid prior to Closing or repaid at Closing in accordance with Section 1.5(a);

          (o) any payment, loan or advance of any material amount to or in respect of, or the sale, transfer or lease of any material Target Asset (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any Insider Stockholder or any Affiliate of any Insider Stockholder, except for (i) directors' fees and (ii) compensation to the officers and employees of any Target Company at rates not exceeding the rates of compensation disclosed on Schedule 3.22 hereto;

          (p) any disposition of (or failure to keep in effect any rights in, to or for the use of) any material patent, trademark, service mark, trade name, copyright or trade secret;

          (q) any other material transaction or agreement outside the ordinary course of any Target Company's business or inconsistent with past practice; or

          (r) any agreement or commitment to take or do any of the actions described in subsections (a) through (q) above.

     3.11 Taxes.

          (a) Except as set forth on Schedule 3.11, each Target Company has (i) timely filed with the appropriate Taxing Authorities all Returns required to be filed by it with respect to all Taxes (which Returns have been prepared in accordance with all applicable laws and requirements and are correct and complete), (ii) paid all Taxes required to be paid by it, or such Taxes have been paid on its behalf, and (iii) withheld or collected all Taxes that are required to be collected or withheld and remitted to the appropriate Taxing Authorities any such amounts that are required to be remitted to any Taxing Authority.

          (b) The accruals for Taxes contained in the Financial Statements are not less than all unpaid liabilities for Taxes for all periods ended on or before the respective dates of such Financial Statements and include adequate provisions for all deferred Taxes, and nothing has occurred subsequent to such dates to make any of such accruals inadequate in any material degree. All Taxes for periods beginning after the dates of the Interim Statements have been paid or are adequately reserved for in the Financial Statements. True copies of federal, state, local and foreign income tax returns of each of the Target Companies for each of the fiscal years ended December 31, 1999 through December 31, 2001 have been delivered to Buyer.

          (c) Except as disclosed on Schedule 3.11, no Target Company has received any written notice of a deficiency or assessment from any Taxing Authority with respect to liabilities for Taxes of the Target Company which has not been fully paid or finally settled. Except as disclosed on Schedule 3.11, none of the Target Companies has waived or extended the period during which any assessment against a Target Company may be made by a relevant Taxing Authority. Except as disclosed on Schedule 3.11, there are no outstanding agreements or waivers made by or on behalf of the Target Companies for the extension of time for any applicable statute of limitations. Except as disclosed on Schedule 3.11, no Return of any Target Company has been audited by a Taxing Authority where any deficiencies or proposed deficiencies resulting from such audit have not been paid or adequately reserved in the Financial Statements. To the best knowledge of the Insider Stockholders, no Return is under examination by any Taxing Authority.

          (d) Except as disclosed on Schedule 3.11, all amounts required to be withheld by or on behalf of any of the Sellers, the Target Companies or any affiliated group, fiscal unity, organschaft or similar regime of which any Seller or Target Company is a member, in each case from employees for income, social security and other payroll Taxes have been collected and withheld, and have either been paid to the appropriate Taxing Authorities, set aside in accounts for such purpose, or accrued and reserved against and entered upon the books and records of Sellers, the Target Companies or any affiliated group, fiscal unity, organschaft or similar regime of which any Seller or Target Company is a member, as the case may be. Furthermore, except as disclosed on
Schedule 3.11, Sellers, the Target Companies or any affiliated group, fiscal unity, organschaft or similar regime of which any Seller or Target Company is or was a member, in each case have withheld and paid in a timely manner all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, stockholder or other third party.

          (e) Set forth on Schedule 3.11 is a list of all the Foreign Subsidiaries for which "check-the-box" elections under Treasury Regulations sec 301.7701-3 have been filed.

          (f) Neither Target nor any of the Target Companies has made any payments, is obligated to make any payments, or is a party to any agreement that will, to the best knowledge of the Insider Stockholders, obligate it to make payments, in each case that would not be deductible under Section 280G of the Code.

          (g)  Representations Relating to Target and the U.S. Subsidiaries.

               (i) Neither Target nor any of the U.S. Subsidiaries is a United States Real Property Holding Corporation (a "USRPHC") within the meaning of
Section 897 of the Code or has been a USRPHC on any "determination date" (as defined in (S) 1.897-2(c) of the Treasury Regulations) that occurred in the five-year period preceding the Closing Date.

               (ii) Neither Target nor any of the U.S. Subsidiaries has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local or foreign law with respect to any taxable period that may still be subject to audit, examination or review by any Taxing Authority.

               (iii) Neither Target nor any of the U.S. Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the any of Target or the U.S. Subsidiaries.

               (iv) Neither Target nor any of the U.S. Subsidiaries has agreed, and none is required, to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party. Neither Target nor any of the U.S. Subsidiaries has any knowledge that a Taxing Authority has proposed any such adjustment or change in accounting method, and there is no application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the business or assets of Target or any of the U.S. Subsidiaries. Neither Target nor any of the U.S. Subsidiaries is required to include any item in income as the result of any "intercompany transaction" or "excess loss account" (as defined in the Treasury Regulations under Code (S) 1502), "installment sale" (as defined in Section 453(b) of the
Code) or prepaid amount received on or prior to the Closing Date.

               (v) Neither Target nor any of the U.S. Subsidiaries has any liability for Tax of any Person, other than with respect to one another, under Treasury Regulation (S) 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor by contract or otherwise.

               (vi) Since January 13, 1998, neither Target nor any of the U.S. Subsidiaries has undergone an "ownership change" within the meaning of Section 382(g) of the Code.

               (vii) Since January 13, 1998, neither Target nor any of the U.S. Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code (S) 355 or (S) 361.

          (h) Representation Relating to the Foreign Subsidiaries. No relief (by way of deduction, reduction, set-off, exemption or otherwise) from, against, or in respect of any Foreign Taxing Authority taxation or charge has been claimed or given to a Foreign Subsidiary which could be withdrawn, postponed, restricted or otherwise reduced or lost as a result of any act, omission, event or circumstance by or of Target or the Target Companies arising or occurring at any time before or after the Closing Date.

     3.12 Accounts Receivable. All of the accounts and notes receivable of each Target Company, to the extent that such accounts and notes receivable are attributable to the revenues of any Target Company (as opposed to accounts and notes receivable for which any Target Company records an offsetting liability for payment to retailers for redeemed coupons), represent amounts receivable for goods and services actually delivered (or in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are free of any Lien are not, to the best knowledge of the Insider Stockholders, subject to any counterclaims or offsets and have been billed (or will be billed within one (1) week of the date hereof) and are generally due and are fully collectible in the normal and ordinary course of business, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the Financial Statements. Schedule 3.12 sets forth the total amount of accounts or notes receivable of each Target Company outstanding as of a date not more than thirty (30) days prior to the date hereof.

     3.13 Litigation and Claims. Except as set forth on Schedule 3.13, there is no Claim pending or, to the best knowledge of the Insider Stockholders, overtly threatened (or, to the best knowledge of the Insider Stockholders, no state of facts exist which reasonably could be expected to lead to any such Claim) by any Person, against any Target Company or relating to any material Target Asset before any Governmental Authority, or any arbitrator. There are presently no outstanding judgments, decrees, or orders of any Governmental Authority, any arbitrator or any other Person against any Target Company or Target Asset. No individual Claim listed on Schedule 3.13, if determined adversely to the Target Companies, could reasonably be expected to have a Material Adverse Effect.

     3.14 Material Contracts.

          (a) Contracts. Listed on Schedule 3.14(a) is each contract, agreement, arrangement, commitment, instrument, plan or lease, written or, to the best knowledge of the Insider Stockholders, oral (collectively, the "Contracts") to which a Target Company is a party or by which it is bound, meeting any of the following descriptions:

               (i) any Contract with any customer of any Target Company, but only if such customer is one of the top thirty (30) customers of Target based on Target's consolidated revenues for calendar year 2002;

               (ii) any contract or agreement for the employment of any individual with a base annual compensation of One Hundred Thousand Dollars ($100,000) or more;

               (iii) any Contract which requires payment by any Target Company for goods or services in excess of Seventy Five Thousand Dollars ($75,000) per annum, or which evidences or relates to indebtedness, obligations or liabilities for borrowed money, in excess of Seventy Five Thousand Dollars ($75,000);

               (iv) any Contract relating to consulting or other management services to the Target Companies, but excluding any employment agreements;

               (v) any Contract involving a sharing of profits, joint venture or partnership;

               (vi) any Contract containing covenants limiting the freedom of any of the Target Companies to compete in any line of business or in any area with any Person.

          (b) Contract Compliance. Copies of the Contracts listed on Schedule 3.14(a) (including all amendments, extensions or modifications thereto) have been made available or provided to Buyer, are true, correct and complete. Except as set forth in Schedule 3.14(a), each Contract referred to in Schedule 3.14(a) is valid and binding as to the Target Companies and, to the best knowledge of the Insider Stockholders, as to any other party and, with respect to such Contracts, there is no material default by any Target Company or, to the best knowledge of the Insider Stockholders, by any other party, and no event which, with notice or the passage of time or both, would constitute such a default by any Target Company, or, to the best knowledge of the Insider Stockholders, by any other party. Except as set forth on Schedule 3.14(a), the consummation of the transactions contemplated hereby will not deprive the Target Companies of the existing economic, legal and other benefits of such Contracts currently enjoyed by the Target Companies. Except as set forth on Schedule 3.14(a), no party has any right to cancel, terminate or modify any of the Contracts listed on Schedule 3.14(a) by reason of the transactions contemplated under this Agreement. To the best knowledge of the Insider Stockholders, no Target Company has received notice that a Contract listed on Schedule 3.14(a)(i) that has expired or is "pending" will not be renewed or executed.

     3.15 Environmental Matters; Worker Health & Safety Matters.

          (a) No material quantity of Hazardous Substances has been generated, transported, used, disposed, stored or treated by any Target Company, except that the Target Companies have used such quantities of petroleum products as are or were commercially reasonable in light of the nature of the Business. No material quantity of Hazardous Substances has been released, discharged, disposed, transported, placed in, or on, or been caused or permitted by any Target Company to enter, the soil or water in, under or upon any real property owned, leased or operated by any Target Company.

          (b) Except as set forth on Schedule 3.15(b), each Target Company has complied with all applicable Environmental Laws (as defined below) in all material respects. There is no pending or overtly threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request specifically directed to any Target Company by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, "Environmental Law" means any federal, state, local or foreign law, statute, rule or regulation or the common law relating to the protection of human health or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1976, and any statute, regulation or order pertaining to (i) the treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants, or chemicals; (v) the protection of wildlife, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, abandoned or discarded barrels, containers and other closed receptacles; (vii) the health and safety of employees and other persons; and
(viii) the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used in this Section 3.15, the term "release" shall have the meaning set forth in CERCLA.

          (c) The Insider Stockholders have made available to Buyer true and complete copies of all of the other permits, licenses franchises, certificates, concessions and other governmental approvals and authorizations held by any of the Target Companies or any of the Operators pertaining to the Real Property Interests or the operations of the Target Companies, as amended, supplemented and modified through the date hereof (the "Licenses"). Schedule 3.15(a) contains a list of all such Permits and Licenses.

          (d) Except as set forth on Schedule 3.15(d), each Target Company is in compliance in all material respects with all requirements of Worker Health and Safety Laws, and is not subject to any cessation orders or cease and desist orders issued by any other health and safety regulatory agency.

     3.16 Compliance with Laws. Any other more specific provisions of this
Article 3 notwithstanding, and except as set forth on Schedule 3.16, since January 13, 1998, the business, operations and assets of the Target Companies have been conducted and are in compliance in all material respects with all applicable material federal, state, local or foreign laws, rules, regulations, ordinances, judgments, decrees, orders or other requirements of any Governmental Authority. Nothing listed on Schedule 3.16, either individually or when aggregated with other listing on such Schedule could reasonably be expected to have a Material Adverse Effect.

     3.17 Consents. Except as set forth on Schedule 3.17, which separately lists
(i) all Required Permits and Consents to be obtained prior to Closing and (ii) all other Permits and Consents which may be obtained after Closing, no consent, approval, or authorization of, or registration or filing with, any Person, including any Governmental Authority is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or for the continuation of the Business as presently conducted after Closing.

     3.18 Real Estate.

          (a) Owned Real Property Interests. Schedule 3.18(a) lists all real property and interests in real property owned by the Target Companies (the "Owned Real Property Interests"). Except for: (i) liens for current ad valorem taxes not yet delinquent and other inchoate statutory liens for charges not yet due and payable; (ii) recorded easements, rights of way and roads and highways, if any, which do not individually or in the aggregate materially interfere with the conduct of any Target Company's business as presently conducted; (iii) building and zoning regulations of the jurisdictions in which the Real Property Interests are located; (iv) matters of public record; (v) those facts which might be disclosed by an accurate survey of the Real Property Interests; and
(vi) such facts and circumstances that are plainly visible or reasonably discernable by a physical inspection of the Owned Real Property Interests (collectively, the "Permitted Liens"), the Target Companies hold good and insurable title (to the extent applicable) to the Owned Real Property Interests free and clear of any Liens other than the Permitted Liens. Notwithstanding the contents of Schedule 3.18(a), it is the intent of Sellers and Buyer that the Target Companies shall retain and be vested with title to all lands and interests in land held by the Target Companies at the time of the execution of this Agreement and any omission of any item therefrom shall not act as an exclusion of such item from the terms and conditions of this Agreement.

          (b) Leased Real Property Interests. Schedule 3.18(b) lists (i) all material lands and interests in real property leased by the Target Companies from or to a third Person (the "Leased Real Property Interests" and, collectively with the Owned Real Property Interests, and any other interest in real property of the Target Companies that should have been listed on either
Schedule 3.18(a) or Schedule 3.18(b) shall be defined as the "Real Property Interests"); (ii) each lease, sublease, assignment of lease, license, occupancy agreement and other agreement, instrument and consent pursuant to which any Target Company leases, occupies or uses the Leased Real Property Interests, or has subleased, assigned or otherwise granted to others any interests therein, copies of which have been previously provided to Buyer (collectively, the "Realty Leases"); and (iii) the identity of each lessor, lessee, guarantor, if applicable, and any other party to any of the Realty Leases. Except for the Permitted Liens, each of the Realty Leases is valid and binding without further sublease or assignment and in full force and effect as to the Target Companies and, to the best knowledge of the Insider Stockholders, as to any other party thereto. There is no material default by any Target Company or, to the best knowledge of the Insider Stockholders, by any other party, under any of the Realty Leases except as may be otherwise disclosed on Schedule 3.18(b), and there is no event which, with notice or the passage of time or both, would constitute such material default by any Target Company or, to the best knowledge of the Insider Stockholders, by any other party under any of the Realty Leases. Except as set forth on Schedule 3.18(b), the consummation of the transactions contemplated will not deprive the Target Companies of the existing economic, legal and other benefits under the Realty Leases currently enjoyed by the Target Companies, and no party has any right to cancel, terminate or modify any of the Realty Leases listed on Schedule 3.18(b) by reason of the transactions contemplated under this Agreement, except as may be otherwise disclosed on
Schedule 3.18(b).

          (c) Condemnation. Except as set forth on Schedule 3.18(c), there is no pending condemnation, expropriation, eminent domain, or similar proceeding affecting all or a material portion of the Real Property Interests and to the best knowledge of the Insider Stockholders, no such proceeding is contemplated.

          (d) Disclosure. Schedule 3.18(d) contains a complete list of all deeds, leases, subleases, evidencing the ownership, leasing or right to use of the Real Property Interests. Copies of any other instruments and documents in the possession of the Target Companies or any Insider Stockholder evidencing the ownership, leasing or right to use Real Property Interests have been made available to Buyer.

     3.19 Personal Property. Set forth on Schedule 3.19 hereto is a complete list and summary description of all equipment, machinery, motor vehicles, furniture and other tangible personal property (the "Personal Property") owned or leased by the Target Companies, except for (a) any item of owned personal property with a book value of less than Ten Thousand Dollars ($10,000) and (b) supplies, together with a statement as to which of the Target Companies owns or leases each item of Personal Property identified therein. Except as set forth in such Schedule 3.19, each Target Company has good and valid title to all the owned Personal Property and good and valid leasehold interests in all leased Personal Property, reflected in Schedule 3.19 as owned or leased by such Company, free and clear of all Liens except for such Liens which do not materially impair the value or use of the Personal Property. All Personal Property is in good operating condition and repair, ordinary wear and tear excepted, in accordance with reasonable industry standards.

     3.20 Intellectual Property. Set forth on Schedule 3.20 hereto is a true and correct list of all material patents and patent applications, and all material registrations or applications of trademarks, unregistered trademarks, trade names, service marks (registered and unregistered), copyrights and internet domain names that are used by, or held by or on behalf of, each Target Company other than intellectual property rights used pursuant to software license agreements (collectively, together with all know-how and trade secrets currently used by, or developed by the employees of, the Target Companies that relate to the operations of the Target Companies other than intellectual property rights used pursuant to software license agreements, the "Intellectual Property"). The Target Companies own (free and clear of all Liens other than Permitted Liens) or have the right to use under a license, without payment to any other party (other than under a license described on Schedule 3.20), the Intellectual Property. Since January 1, 1998, (a) no claims have been made in writing by any Person challenging or questioning the right of any of the Target Companies to use the Intellectual Property or the validity or scope thereof; (b) no Person has claimed in writing the right to use any Intellectual Property owned or used under license, other than any rights granted by a Target Company pursuant to a license described on Schedule 3.20; and (c) no claims of patent, trademark, trade name, service mark, or copyright infringement have been made in writing by any Person with respect to the right of any of the Target Companies to continue to sell any product or service or to conduct its operations without payment of a royalty or license fee (other than payments that are currently subject to a license described on Schedule 3.20). No patent or trademark owned or used under license has been declared unenforceable or otherwise invalid by any court or governmental authority. All material patent and trademark registrations or applications which constitute Intellectual Property owned or used under license (other than such Intellectual Property that is no longer material to the Business as presently conducted) have been duly registered in, filed in, or issued by, the U.S. Patent and Trademark Office, or other applicable foreign patent and trademark office as listed on

Schedule 3.20, and have been properly maintained and renewed in accordance with all applicable laws. The Target Companies own (i) the source code and the object code, (ii) all programmer's notes, documentation, manuals or other materials documenting such source code or object code, (iii) any bug fixes, upgrades or new versions made by the respective Target Companies prior to the Closing, and
(iv) all of the intellectual property rights, including, but not limited to, the relevant copyrights and patents (if applicable), for the following software programs: LauNCH, BeNCHmark, e-Settlement and Wishvalue (collectively, the "Programs"). The Programs have not been assigned to any Person, and are not subject to any pledge or security interest.

     3.21 Transactions with Related Parties. Except as disclosed on Schedule 3.21, no Insider Stockholder nor any Affiliate of an Insider Stockholder nor, to the best knowledge of the Insider Stockholders, any Seller or any Affiliate of any Seller:

          (a) has borrowed money from, or loaned money to, any Target Company which has not been repaid;

          (b) has guaranteed the performance of any Target Company under any deed, lease or other agreement or instrument which is still in effect or remains outstanding or had its performance under any contract, lease, or other agreement or instrument guaranteed by a Target Company;

          (c) has any contractual or other Claim of any kind whatsoever against any Target Company;

          (d) had any interest in any Target Asset; or

          (e) is engaged in any other material transaction with any Target Company.

          Schedule 3.21 also lists all related party balances (those between any Target Company on the one hand and any Insider Stockholder or any Affiliate of any Insider Stockholder or, to the best knowledge of the Insider Stockholders, any Seller or any Affiliate of any Seller on the other) ("Related Party Balances") that were outstanding as of the date of this Agreement, and Schedule
3.21 will be updated as of the Closing Date.

     3.22 Employees; Officers and Directors. Schedule 3.22 sets forth the names, titles and current annual salary or other compensation, including any bonus, if applicable, of all present officers, directors and employees of each of the Target Companies with annual base compensation of One Hundred Thousand Dollars ($100,000) or more, together with a statement of the full amount of all remuneration paid to each such Person and to any director, during the twelve
(12) month period preceding the date hereof.

     3.23 Labor Relations. Except as set forth on Schedule 3.23, none of the Target Companies is or has been a party to nor are any of their employees otherwise subject to any collective bargaining agreement. Except as disclosed on
Schedule 3.23, currently and during the past three (3) years there neither are nor have been any: (a) to the best knowledge of the Insider Stockholders, activities or proceedings of any labor union or representatives thereof to organize any employees of the Target Companies; (b) unfair labor practice complaints or grievances against the Target Companies; or (c) labor strike, dispute, slowdown, work stoppage, picketing, lockout or threat thereof against the Target Companies. No Target Company has received any unresolved or outstanding notice of the intent of any federal, state or, local agency or instrumentality having jurisdiction and responsibility for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to any Target Company, and no such investigation is in progress.

     3.24 Insurance. Attached hereto as Schedule 3.24 is a complete and correct list of all policies of insurance of which each Target Company is the owner, insured, or beneficiary, or which covers any of the Target Companies or the Target Assets, indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, premium rate, cash value if any, expiration date, and any pending Claims thereunder, excluding routine medical insurance Claims. Except as set forth in Schedule 3.24, all such policies are in full force and effect; to the best knowledge of the Insider Stockholders, there is no default with respect to any provision contained in any such policy by any Target Company or to the best knowledge of the Insider Stockholders any other party thereto, or, to the best knowledge of the Insider Stockholders, any event which, with notice or the passage of time or both would constitute such a default, nor has there been any failure to give any notice or present any Claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 3.24, there are no outstanding unpaid premiums or Claims under such policies. Except as described in Section 3.24, since January 13, 1998, no notice of cancellation (which has not been corrected) or non-renewal with respect to, or disallowance of any Claim under, any such policy has been received; no Target Company has ever been refused any insurance, nor has any coverage been limited by any insurance carrier to which an application for insurance was made or with which insurance was carried resulting in insurance coverage less than is reasonably prudent and standard in the industry in which the Target Companies operate; and all general liability policies maintained by or for the benefit of the Target Companies have been "occurrence" policies.

     3.25 Employee Benefit Plans.

          (a) Schedule 3.25 sets forth a complete and correct list of all employee benefit plans, as defined in Section 3(3) of ERISA, and all employment, compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, loans or other benefit plans, programs, arrangements or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored by any of the Target Companies on behalf of current or former directors, officers or employees of any of the Target Companies, or for which any of the Target Companies has any liability, contingent or otherwise (collectively, the "Benefit Plans"). Schedule
3.25 separately lists all Benefit Plans that are maintained or contributed to for the benefit of (i) any covered participants employed in the United States (the "U.S. Benefit Plans"), and (ii) any covered participants employed outside of the United States (the "Foreign Benefit Plans").

          (b)  Target has furnished Buyer with a complete and accurate copy of
(i) the plan document or other governing contract for each Benefit Plan, as amended, and a summary of any unwritten Benefit Plans, (ii) with respect to each U.S. Benefit Plan, the most recently distributed summary plan description and summary of material modifications, and any equivalent summary description prepared or required for each Foreign Benefit Plan, (iii) each trust or other funding agreement with respect to each Benefit Plan, (iv) the most recently filed IRS Form 5500 (including schedules and attachments) with respect to each U.S. Benefit Plan, (v) with respect to each U.S. Benefit Plan, the most recently received IRS determination letter and application therefor, and (vi) the most recently prepared actuarial report and financial statements for each Benefit Plan.

          (c) The Benefit Plans have been operated and administered in accordance with their terms and the applicable requirements of ERISA, the Code and any other applicable governing law. All contributions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued if not yet due), and nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any liability, penalty or tax under ERISA, the Code or governing law (including, without limitation, applicable foreign laws).

          (d) No U.S. Benefit Plan is subject to Title IV of ERISA, or a multiemployer plan within the meaning of Section 3(37)(A) of ERISA. Neither the Target Companies nor any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with the Target Companies under
Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliates"), has incurred any liability under title IV of ERISA or Section 412 of the Code, except for such liability that has been paid in full.

          (e) For each Benefit Plan that is a defined benefit pension plan within the meaning of Statement of Financial Accounting Standard No. 87 ("SFAS 87"), and including, without limitation, any such Foreign Benefit Plan), the "projected benefit obligation" of each such plan does not exceed the market value of its "plan assets" as of December 31, 2002, as such terms are defined in SFAS 87.

          (f) There are no pending or, to best knowledge of the Insider Stockholders, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Benefit Plans.

          (g) Each of the U.S. Benefit Plans which is intended to be "qualified" within the meaning of Section 401 of the Code has received a favorable determination letter from the IRS and no event has occurred and no condition exists which would result in the revocation of any such determination letter or otherwise result in the loss of its qualified status. Any voluntary employee benefit association which provides benefits to current or former employees of the Target Companies, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

          (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former employee or director of the Target Companies, (ii) increase any benefits under any Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or other rights with respect to any such benefits.

          (i) The Target Companies do not maintain or have an obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements which provide for continuing benefits or coverage for current or former officers, directors or employees of the Target Companies, except (i) as may be required under part 6 of Title I of ERISA and at the sole expense of the participant or the participant's beneficiary, or (ii) pursuant to a medical expense reimbursement account described in Section 125 of the Code.

          (j) None of the assets of any Benefit Plan is stock of any of the Target Companies or any of their affiliates, or property leased to or jointly owned by any of the Target Companies or any of their affiliates.

          (k) Without prejudice to the generality of the other provisions of this Section 3.25, in respect of Benefit Plans that are maintained or contributed to for the benefit of any covered participants employed in the United Kingdom (the "U.K. Benefit Plans"):

               (i) save for the U.K. Benefit Plans, none of the Target Companies is under any legal obligation to provide or contribute to the provision of any relevant benefit (as defined in section 612 of the Income and Corporation Taxes Act 1988) or life benefit for or in respect of any current or former employees of the Target Companies employed in the United Kingdom and no proposal has been announced or implied to establish or contribute to any other retirement benefits pensionable life insurance scheme or arrangement, fund or personal pension scheme or stakeholder arrangement relating to any such persons or any others claiming through them;

               (ii) the U.K. Benefit Plans provide only money purchase benefits within the meaning of Section 181 of the Pension Schemes Act 1993 and no assurance, promise or guarantee (whether written or oral) has been given to any participant of any particular level or amount of benefit (other than death in service benefit) payable or in respect of him on retirement, death or leaving service;

               (iii) the NCH Stakeholder Pension Plan and the NCH Marketing Services Limited Group Personal Pension are approved under Chapter IV of Part XIV of the Income and Corporation Taxes Act 1988 and there is no reason why such approval should be withdrawn or cease to apply; and

               (iv) the requirements of Article 141 of the Treaty of Rome relating to equal benefits and admission to membership and the stakeholder pension requirements of the Welfare Reform and Pensions Act 1999 have at all relevant times been complied with.

     3.26 Sufficiency of Assets. The Target Assets are all the tangible and intangible assets sufficient to conduct the Business as presently conducted.

     3.27 Accounts; Lockboxes and Safe Deposit Boxes. Target has previously provided to Buyer (a) the names of each bank, savings and loan association, securities, or commodities or other financial institution in which any of the Target Companies has an account, (b) the location of all lockboxes and safe deposit boxes of each, and (c) the names of all Persons holding powers of attorney, including signature authority for each such account indicated in subparagraph (a) hereof or having access to each such lockbox or safe deposit box indicated in subparagraph (b) hereof.

     3.28 Brokerage. Except as set forth on Schedule 3.28, none of the Target Companies or anyone acting on behalf of any of them has engaged, retained or incurred any liability to any broker, investment banker, finder or agent, made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission or agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to the purchase of the Shares or as a result of the transactions contemplated hereby.

     3.29 Inactive Subsidiaries. None of the Inactive Subsidiaries currently conduct any business with any Person, and none of the Inactive Subsidiaries are parties to any agreements, contracts, deeds, leases or any other instruments (other than their respective Charters). The aggregate liabilities of all the Inactive Subsidiaries is not greater than Fifty Thousand Dollars ($50,000).

     3.30 Unclaimed/Abandoned Property. Except as disclosed on Schedule 3.30, each Target Company has filed all returns, reports, estimates, declarations, information statements and forms with the appropriate Governmental Authority with respect to Unclaimed Property. Except as disclosed on Schedule 3.30, each Target Company has paid over, remitted, or otherwise satisfied its obligation to pay, to the appropriate Governmental Authority, all amounts due with respect to Unclaimed Property, including interest thereon, if any, and penalties with respect thereto, if any. Except as disclosed on Schedule 3.11, there are no audits, examinations, contests, court proceedings or other disputes with any Governmental Authority regarding Unclaimed Property underway or threatened with respect to any Target Company, and no Target Company has notice of any such audit, examination, contest, court proceeding or other dispute. All Unclaimed Property in possession of any Target Company has been recorded as a liability in the Financial Statements, regardless of whether such Unclaimed Property should be remitted to a Governmental Authority.

     3.31 Sales Bonuses. Listed on Schedule 3.31 are all letters between any Target Company or any Insider Stockholders, on the one hand, and any employee of any Target Company, on the other hand, providing for payment by any Target Company to any employee of a bonus as a result of the consummation of the transactions contemplated hereby (each, a "Sales Bonus Letter"). Each executive of any Target Company who, in the opinion of management of Target, played a significant role in the sale of Target has received a Sales Bonus Letter. No Target Company nor any Insider Stockholder has a contractual obligation to pay any bonus to any other Person upon the sale of Target. All prior sales bonus letters have expired or been superceded by a Sales Bonus Letter. None of the Sales Bonus Letters contains any contingent payout, directly or indirectly, based upon any portion of the Purchase Price held in escrow.

     3.32 Donations Direct. Subject to Buyer's obligations under Section 9.8, after the Closing Date no Target Company shall have any liability to Donations Direct, LLC or any member of Donations Direct, LLC for any actions taken by any Target Company prior to the Closing Date. After the Closing Date, Buyer shall have the power and authority to cause Target to dissolve Donations Direct, LLC.

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     3.33 Sale of Company. Notwithstanding the disclosure on Schedule 2.6, neither the Buyer nor any of its affiliates will have any liability by virtue of the manner in which the Seller Representative has negotiated the sale of the Company with any other Person.

                                   ARTICLE 4

                     REPRESENTATION AND WARRANTIES OF BUYER

Buyer and Valassis ,jointly and severally, represent and warrant to Sellers, as of the date hereof and as of the Closing Date, as follows:

     4.1 Organization; Qualification; Authority and Enforceability. Each of Buyer and Valassis is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority (a) to do business in the jurisdictions wherein the character of the properties owned or leased or the nature of the activities by it make such qualification necessary, (b) to execute and deliver this Agreement, and (c) to perform its obligations hereunder. The execution and delivery of this Agreement by each of Buyer and Valassis, and the performance of their respective obligations hereunder, have been duly authorized by all necessary corporate action on the part of Buyer and Valassis, as applicable. This Agreement has been duly executed and delivered by each of Buyer and Valassis and constitutes the legal, valid and binding obligation of each of Buyer and Valassis, enforceable against each of them in accordance with its terms, subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors' rights.

     4.2 No Conflict; No Violation of Laws or Agreements. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Buyer will not: (a) contravene any provision of the Charter or Bylaws of Buyer or Valassis, or (b) conflict with, or constitute, or result in any breach, default, violation of (or an event which might, with or without the passage of time or the giving of notice or both constitute or result in a breach, default or violation of) (i) any of the terms, conditions, or provisions of any indenture, mortgage, loan, credit agreement, or any other instrument, contract, agreement or commitment to which Buyer or Valassis is a party, or by which any of their respective assets may be bound or (ii) any judgment or order of any Governmental Authority, or any law, rule, or regulation applicable to Buyer or Valassis or any of their respective Affiliates.

     4.3 Consents. Except for filings pursuant to the HSR Act and similar foreign laws, no consent, approval, or authorization of, or registration or filing with, any Person, including any Governmental Authority, is required in connection with the execution and delivery of this Agreement by Buyer or Valassis or the consummation of the transactions contemplated by this Agreement by Buyer or Valassis.

     4.4 Litigation and Claims. There are no Claims pending or, to the best knowledge of Buyer or Valassis, overtly threatened which seek to delay or prevent the consummation of the transactions contemplated by this Agreement or which would be reasonably likely to adversely affect or restrict the ability of Buyer or Valassis to perform its obligations under this Agreement.

     4.5 Investment Intent. Buyer is acquiring the Shares solely for its own account and not with a view to a sale or distribution thereof in violation of any securities laws. Buyer acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Shares, provided that the foregoing shall not limit or otherwise affect the rights or remedies of Buyer hereunder with respect to the breach of any representations, warranties, covenants or agreements of Seller contained herein.

     4.6 Financing. Valassis has sufficient funds to consummate the transactions contemplated hereby and will make such funds available to Buyer.

     4.7 Brokers. Neither Buyer nor anyone acting on its behalf has engaged, retained or incurred any liability to any broker, investment banker, finder or agent, made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission or agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to the purchase of the Shares or as a result of the transactions contemplated by this Agreement.

                                   ARTICLE 5

                         CERTAIN OBLIGATIONS OF SELLERS

     5.1 Conduct of Business Pending Closing. From and after the date hereof and pending Closing, and unless otherwise provided herein or Buyer otherwise consents or agrees in writing, the Insider Stockholders covenant and agree that they will not permit the Target Companies or the Inactive Subsidiaries to:

          (a)  amend their Charters or Bylaws;

          (b) change their authorized or issued capital stock, or issue any rights or options to acquire such stock;

          (c) enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business;

          (d) enter into any employment or consulting contract or arrangement with any Person providing for a base annual salary or base consulting fee of One Hundred Thousand Dollars ($100,000) or more, which is not terminable at will, without penalty or continuing obligation;

          (e) incur, create, assume or suffer to exist any Lien affecting any of the Target Assets except Permitted Liens;

          (f) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target or any of the Target Companies, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target or any of the Target Companies, or take any other action relating to the filing of any Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target or any of the Target Companies for any period ending after the Closing Date or decreasing any Tax attribute or Tax benefit of Target or any of the Target Companies existing on the Closing Date;

          (g) incur any debt or other obligation for money borrowed except in the ordinary course of business;

          (h) loan, advance funds, or make an investment in or capital contribution to any Person other than to the Target Companies in the ordinary course of business or other than to an Inactive Subsidiary in connection with the dissolution of such Inactive Subsidiary;

          (i) take any action or permit to occur any event described in subparagraphs (d) through (j), (m), (o), (p) and (q) of Section 3.10, unless otherwise expressly permitted in this Agreement;

          (j) sell, transfer, lease or otherwise dispose of any material tangible Target Asset;

          (k) take any action or omit to take any action which will result in a material violation of any applicable law or cause a material breach of any agreements, contracts, or commitments not considered ordinary course;

          (l) adopt, enter into, amend, alter or terminate any Benefit Plan, except to the extent required by applicable law; or

          (m)  enter into any agreement to do any of the foregoing.

     5.2 Ordinary Course. From the date hereof through the Closing, the businesses of the Target Companies will be conducted only in the ordinary course, including billing, collection practices and payment of accounts payable.

     5.3 Preservation of Businesses. From the date hereof through the Closing, the Insider Stockholders will use reasonable best efforts to preserve the business organization of the Target Companies and to preserve for Buyer the goodwill of the suppliers, customers and others having business relations with the Target Companies.

     5.4  Financial Statements. As soon as available, but not later than twenty
(20) days after the end of each month prior to the Closing Date, the Insider Stockholders will deliver to Buyer such balance sheets and statements of operations of the Target Companies as are prepared in the ordinary course of business.

     5.5 Maintenance of Employees. From the date hereof through the Closing, the Insider Stockholders will use their reasonable best efforts to retain all existing key employees of the Target Companies and will promptly notify Buyer
(a) of the termination of employment of any existing employee who has a base annual compensation of One Hundred Thousand Dollars ($100,000) or more and (b) of the receipt by the Target Companies of notice of termination of employment of any existing employee who has a base annual compensation of Seventy Five Thousand Dollars ($75,000) or more.

     5.6 Insurance. From the date hereof through the Closing Date, the insurance policies set out on Schedule 3.24 will be maintained in full force and effect, subject only to variations required by ordinary course business operations, or the Insider Stockholders will cause the Target Companies to obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing. Buyer shall be advised in writing of any change prior to the Closing of insurer or type of coverage from the policies listed on Schedule 3.24.

     5.7 Cooperation. The Insider Stockholders and Buyer shall cooperate to obtain, amend or substitute any (a) permits, authorizations, licenses, bonds or surety deposits granted by or filed with any Governmental Authorities, and (b) consents or approvals by any third Person (other than Governmental Authorities) by reason of the transactions contemplated hereby (the "Permits and Consents"). If any Permits and Consents must be obtained prior to Closing in order to assure the continued and uninterrupted operation of the Business after the Closing as heretofore conducted or the consummation of the transactions contemplated hereby (the "Required Permits and Consents") all expenses in connection with obtaining such Permits and Consents will be borne by the Target Companies on or prior to Closing.

     5.8 Access, Information, and Documents. Buyer and Buyer's counsel, accountant, and other representatives will have reasonable access during normal business hours to all of the Target Companies' properties, books, tax returns, contracts, commitments, records, officers, personnel, and accountants. The Insider Stockholders shall provide Buyer with all such documents and copies of documents (certified to be true copies if requested) and all information with respect to the affairs of the Target Companies as Buyer may reasonably request. No investigation or receipt of information by Buyer pursuant to this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of any Seller, the Insider Stockholders or the Target Companies under this Agreement or the conditions to the obligations of Buyer under this Agreement.

     5.9 Acquisition Proposals. From the date hereof through the Closing, none of the Sellers, the Target Companies, or any of their Affiliates, nor any of their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, solicit, initiate, or participate in any way in discussions or negotiations with, or provide any information or assistance to, any Person or group of Persons (other than Buyer) concerning any acquisition of an equity interest in, or any merger or consolidation with or into, or any acquisition of any portion of the assets of, any Target Company (each, an "Acquisition Proposal"), or assist or participate in, facilitate, or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing. Seller and each Target Company shall promptly communicate to Buyer the terms of any Acquisition Proposal which any of them or any such other Person may receive.

     5.10 Inactive Subsidiaries. The Insider Stockholders shall use commercially reasonable efforts to cause Target to dissolve the Inactive Subsidiaries set forth on Schedule 5.10 prior to the Closing.

     5.11 Customer Contracts. The Insider Stockholders shall use commercially reasonable efforts to renew any customer Contract listed, or that should have been listed, on Schedule 3.14(a) that has expired prior to the Closing Date, which renewal shall be on terms no less favorable than the terms of such Contract that expired unless Buyer otherwise agrees. In addition, the Insider Stockholders shall use commercially reasonable efforts to obtain a waiver from Target Corp. of Target Corp.'s right to terminate its agreement, dated November 4, 1999, with the Target Companies, as amended, as a result of the consummation of the transactions contemplated hereby.

                                   ARTICLE 6

                              CONDITIONS TO CLOSING

     6.1 Conditions Precedent to Obligations of Buyer. The obligations of Buyer and Valassis to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of each of the following conditions (any one or more of which may be waived in whole or in part by Buyer in Buyer's sole discretion):

          (a) Representations and Warranties. All representations and warranties of Sellers and the Insider Stockholders contained herein shall be true, accurate, complete and correct in all material respects as of the Closing Date.

          (b) Material Adverse Effect. There shall not have occurred a Material Adverse Effect; provided, however, that for purposes of this Section 6.1(b) only, a Material Adverse Effect shall not be deemed to have occurred as a result of an act of war, a major military action or an act of terrorism, unless any such act of war, major military action or act of terrorism directly affected the Target Companies.

          (c) Performance and Compliance. Each Seller shall have performed in all material respects all of the covenants, and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing, including the deliveries required to be made pursuant to Section 7.1 of this Agreement.

          (d) Books and Records. All Books and Records of the Target Companies and the Inactive Subsidiaries shall have remained with the Target Companies and the Inactive Subsidiaries.

          (e) Required Permits and Consents. All Required Permits and Consents, if any, to be obtained by Seller or the Target Companies pursuant to Section 5.7 prior to the consummation of the transactions contemplated by this Agreement shall have been obtained, but only if such Required Permit and Consent is listed on Schedule 6.1(e).

          (f) Litigation. No order of any Governmental Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement.

          (g) Indebtedness Payoff Letters. Buyer shall have received the Indebtedness Payoff Letters, and upon payment of the amounts specified therein in accordance with Section 1.5(a), none of the Target Companies shall have any indebtedness for borrowed money owing to any Seller or any financial institution and Buyer shall have received evidence reasonably satisfactory to it that each of the Target Companies, the Subsidiary Stock and the Target Assets have been released from any and all obligations and Liens relating to such indebtedness.

     6.2 Conditions Precedent to the Obligations of Seller. The obligation of the Sellers to proceed with the Closing is subject to the fulfillment prior to or at Closing of each of the following conditions (any one or more of which may be waived in whole or in part by the Seller Representative in its sole discretion):

          (a) Representations and Warranties. All representations and warranties of Buyer contained herein shall be true, accurate, complete and correct in all material respects as of the Closing Date.

          (b) Performance and Compliance. Buyer shall have performed in all material respects all of the covenants and complied in all material respects with all the provisions required by this Agreement to be performed or complied with by Buyer on or before the Closing.

          (c) Litigation. No order of any Governmental Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement.

          (d) Required Permits and Consents. All Required Permits and Consents, if any, to be obtained by Buyer pursuant to Section 5.6 prior to the consummation of the transactions contemplated hereby shall have been obtained.

                                   ARTICLE 7

                      DELIVERIES AND PROCEEDINGS AT CLOSING

     7.1 Closing Deliveries by Seller. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall deliver or cause to be delivered to Buyer the following documents, all in form and content reasonably satisfactory to Buyer:

          (a)  Corporate Documents.

               (i) An Officer's Certificate of each Seller that is not an individual certifying as to (A) the incumbency and genuineness of the signatures of all officers of such Seller executing this Agreement, and (B) the truth and correctness of corporate resolutions authorizing such Seller to enter into and perform this Agreement and the transactions contemplated hereby;

               (ii) An Officer's Certificate of each Insider Stockholder that is not an individual certifying that the representations and warranties contained herein are true, accurate, complete and correct as of the Closing Date (subject to the provisions of Section 6.1(a)) and that Seller has performed all of its obligations under this Agreement and any other Purchase Document;

               (iii) An Officer's Certificate of Target certifying as to (A) the Charter and Bylaws of Target, (B) the incumbency and genuineness of the signatures of all officers of Target executing this Agreement, and (C) the truth and correctness of corporate resolutions authorizing Target to enter into and perform this Agreement and the transactions contemplated hereby;

               (iv) Certificates of corporate good standing or legal existence of each Seller that is not an individual and each Target Company as of a recent date;

               (v) The duly executed resignation, effective as of the Closing, of each of the officers and directors and of each of the trustees, plan administrators and fiduciaries of the Target Companies and the Inactive Subsidiaries or those parties whose names are listed on Schedule 7.1(a)(v) and Buyer shall receive evidence reasonably satisfactory to it of the termination of the powers of attorney granted by any Target Company to any Person other than those powers of attorney specifically identified on Schedule 7.1(a)(v); and

               (vi) Certifications by the Chief Financial Officer and the Chief Executive Officer of Target as to the accuracy of the Financial Statements in the form attached hereto as Exhibit G.

          (b)  Transfer of Shares.

               (i) Stock certificates evidencing the Shares accompanied by stock powers duly executed in blank and any other documents that are necessary to transfer to Buyer good title to the Shares, free and clear of all Liens, and, upon cancellation of such stock certificates, a newly issued stock certificate evidencing Buyer's ownership of the Shares; and

               (ii) One or more certificates of the non-foreign status of Seller required to be delivered under Treas. Reg. Section 1.1445-2 in order to relieve Buyer of the requirements to withhold United States Taxes under Section 1445 of the Code.

          (c)  Additional Agreements.

               (i)    the Indemnification Escrow Agreement.

     7.2 Deliveries by Buyer. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall deliver or cause to be delivered to Seller the following documents all in form and content reasonably satisfactory to Seller:

          (a)  Corporate Documents.

               (i) An Officer's Certificate of Buyer certifying as to (A) the incumbency and genuineness of the signatures of all officers of Buyer executing this Agreement or any other Purchase Document, (B) the truth and correctness of corporate resolutions authorizing the entry by Buyer into this Agreement and the transactions contemplated hereby and (C) the truth, correctness and completeness of the Charter and Bylaws of Buyer;

               (ii) An Officer's Certificate of Buyer certifying that the representations and warranties contained herein are true, accurate, complete and correct as of the Closing Date and that such Buyer has performed all of its obligations under this Agreement and any other Purchase Document; and

               (iii) Certificates of corporate good standing or legal existence of Buyer as of a recent date.

          (b) Purchase Price Payment. By wire transfer of immediately available funds, the Purchase Price in accordance with Section 1.5.

          (c)  Additional Agreements.

               (i)   the Indemnification Escrow Agreement.

                                    ARTICLE 8

                                   TERMINATION

     8.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time on or prior to the Closing
Date:

          (a) Mutual Consent. By mutual written consent of Buyer and the Seller Representative;

          (b) Termination by Buyer. By Buyer upon notice to Sellers if there has been a breach of, or misrepresentation contained in, the representations and warranties contained in this Agreement (including the Schedules hereto) or any certificate delivered pursuant to this Agreement resulting or reasonably likely to result in a Material Adverse Effect or material breach by any Seller of any of such Seller's covenants, or if any of the conditions specified in Section 6.1 hereof shall not have been substantially fulfilled by the time required and not have been waived by Buyer, or if the Closing shall not have occurred by March 15, 2003; or

          (c) Termination by Insider Stockholders. By the Seller Representative upon notice to Buyer if there has been a material misrepresentation or material breach by Buyer of any of its representations, warranties or covenants, or if any of the conditions specified in Section 6.2 hereof shall not have been substantially fulfilled by the time required and not have been waived by Seller, or if the Closing shall not have occurred by March 15, 2003.

     8.2 Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer, as provided above, this Agreement shall terminate as of the date of the written notice or consent described in Section 8.1, and there will be no liability on the part of Seller or Buyer or their respective Affiliates, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that the obligations of the parties set forth in Sections 9.1 hereof shall survive such termination and Target shall be required to pay to Buyer Twenty-Two Thousand Five Hundred Dollars ($22,500) representing one-half of the filing fee for filings pursuant to the HSR Act, and provided, further, that if Buyer terminates this Agreement in accordance with
Section 8.1(b) as a result of the occurrence of any event with respect to which Sellers have indemnification obligations pursuant to Section 10.2(b)(iv), then neither Sellers nor Target shall be liable for any indemnification obligations pursuant thereto other than Buyer's reasonable costs and expenses incurred in investigating any such event prior to the termination date.

                                   ARTICLE 9

                          CERTAIN ADDITIONAL COVENANTS

     9.1 Costs and Expenses. Each party hereto will pay its own costs and expenses, including legal and accounting fees, in connection with the negotiation, execution, performance of and compliance with this Agreement and, except as otherwise provided herein, none of such costs and expenses shall be paid by the Target Companies.

     9.2 No Solicitation. For a period of eighteen (18) months from and after the Closing Date, no Seller nor any Affiliate thereof will, directly or indirectly, solicit or attempt to entice away from any Target Company any employee who is then currently employed or retained by such Target Company; provided that the foregoing shall not prohibit Seller and its Affiliates from employing any individuals who have received notice of termination from, or cease to be employed by, any Target Company prior to the first time such individuals discussed with any representative of Seller or its Affiliates employment by Seller or any of its Affiliates. For purposes of this Section 9.2, the parties agree that a public advertisement does not constitute a solicitation.

     9.3 Non-Competition. For a period of forty-two (42) months after the Closing Date, no Seller listed on Schedule 9.3 (other than Brian Husselbee, Wan Ling Martello and Charles Macaluso, with respect to whom the provisions of this
Section 9.3 shall run for a period of twenty-four (24) months following the Closing Date or for such other period as may be set forth in the then-current employment agreement between Target and any of them) and no Person controlled, directly or indirectly, by any such Seller (including Brian Husselbee, Wan Ling Martello and Charles Macaluso) may, directly or indirectly, alone or in association with any other Person, engage in, or carry on, or be engaged or concerned in, solicit on behalf of, take part in or render consulting services to, or own, share in the earnings of, or invest in the stock, bonds or other securities of, any Person engaged in any business where twenty (20%) percent or more of such Person's revenue is derived from services in direct competition with the Business (a "Competitive Business"). Notwithstanding the foregoing, any of the following activities shall not be a violation of the provisions of this
Section 9.3:

          (a) the ownership of no more than twenty-five percent (25%) of any class of debt securities as a passive investment;

          (b) five percent (5%) or less of any class of equity securities that are publicly traded; or

          (c) passive investments in mutual funds or in limited partnerships as a passive limited partner.

     9.4 Adjustments to Purchase Price. Amounts payable in respect of the indemnification obligations under Sections 10.2 and 10.2(c) hereof shall be treated by Seller and Buyer as adjustments to the Purchase Price.

     9.5  Tax Matters.

          (a) Target is responsible for the preparation and filing of all Returns of the Target Companies for all taxable periods ending on or before the Closing Date. Such Returns will be correct and complete and Target will cause them to be timely filed with all relevant Taxing Authorities. If any such Returns are to be filed prior to Closing, Buyer will be given a reasonable opportunity to review and comment upon such Returns before they are filed. If any such Returns are to be filed after Closing, the Seller Representative will be given a reasonable opportunity to review and comment upon such Returns before they are filed.

          (b)  Contests.

               (i) Sellers and Buyer agree, in each case at no cost to the other party, to cooperate with the other and the other's representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including, without limitation working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files. Sellers shall, at their election, have the right to represent a Target Company's interests in any Contest relating to a Tax matter arising in, or related to, a Pre-Closing Period to the extent such Contest is in connection with any Taxes for which Sellers may be liable pursuant to Section 10.2 hereof, to employ counsel of their choice at their expense and to control the conduct of such Contest, including Settlement or Other Disposition thereof; provided, however, that Buyer shall have the right to consult with Sellers regarding any such Contest that may affect a Target Company for any periods ending after the Closing Date, at Buyer's own expense, and provided further, that any settlement or other disposition of any such Contest may only be made with the consent of Buyer, which consent will not be unreasonably withheld. In connection with any Contest which is controlled by Sellers pursuant to this Section 9.5(b), no Seller shall, without the prior written consent of Buyer (which consent shall not be unreasonably withheld), (A) make any election, change any annual accounting period, or adopt or change any accounting method if such election, adoption or change would have the effect of increasing the tax liability of Buyer, or its Affiliates or any of the Target Companies in any Tax Period ending after the Closing Date, or (B) file any amended return, enter into any closing agreement, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Target Companies or take any action, if such amendment, agreement, settlement, surrender, consent of other action would have the effect, directly or indirectly, of increasing the liability for Taxes of Buyer, its Affiliates, or any of the Target Companies for or with respect to any Tax Period ending after the Closing Date. Buyer shall not, without the prior written consent of Seller (which consent shall not be unreasonably withheld), (A) make any election, change any annual accounting period, or adopt or change any accounting method if such election, adoption or change would have the effect of increasing liability for Taxes in any Tax Period ending on or before the Closing Date, or (B) file any amended return, enter into any closing agreement, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Target Companies or take any action, if such amendment, agreement, settlement, surrender, consent of other action would have the effect, directly or indirectly, of increasing the liability for Taxes for or with respect to any Tax Period ending on or before the Closing Date. Notwithstanding anything herein to the contrary, Buyer shall the right to control any Contest with respect to Straddle Periods of the Target Companies.

               (ii) Unless Sellers have previously received written notice from Buyer or the Target Companies of the existence of a Contest, Sellers shall give written notice to Buyer of the existence of any Contest relating to a Tax matter that is Buyer's responsibility pursuant to this Agreement within twenty (20) days from the date of receipt by a Seller of any written notice of such Contest by a Taxing Authority; provided that failure to give such notice shall relieve Buyer of any liability with respect to such Contest unless Buyer was otherwise aware of such Contest or the failure to give such notice did not result in additional expenses or otherwise prejudice the Buyer. Unless the Buyer has previously received written notice from Sellers of the existence of a Contest, Buyer shall give written notice to Sellers of the existence of any Contest for which Sellers may have responsibility within twenty (20) days from the receipt by the Buyer of any written notice of such Contest by a Taxing Authority; provided that failure to give such notice shall relieve Sellers of any liability with respect to such Contest unless the Insider Stockholders were otherwise aware of such Contest or the failure to give such notice did not result in additional expenses or otherwise prejudice Sellers.

          (c) All Tax sharing agreements or similar agreements with respect to or involving the Target Companies shall be terminated as of the Closing Date to the extent any Target Company has the power to terminate any such agreement and, after the Closing Date, Target and the Target Companies shall not be bound thereby or have any liability under any such agreement which Target has the power to terminate and that was required to be terminated pursuant to this
Section 9.5(c). Schedule 9.5 sets forth a list of all Tax sharing agreements or similar agreements with respect to or involving Target or a Target Company, and a copy of each such agreement has been provided to Buyer.

     9.6 Section 338 Election. Neither Buyer nor any of the Target Companies will make an election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

     9.7  Confidentiality.

          (a) Each Seller shall maintain in strict confidentiality, and shall not disclose to any Person for any purpose whatsoever, any non-public information concerning any Target Company or any customer of any Target Company or developed by any Target Company, and each Seller shall return to Target any such information reduced to a concrete form that is in its possession or control.

          (b) For purposes Section 9.7, the term non-public information does not include information which (i) becomes generally available to the public other than as a result of a disclosure by a Seller or its Affiliates, (ii) was available to a Seller on a non-confidential basis prior to its disclosure to a Seller by a Target Company, (iii) was developed independently by a Seller, as evidenced by the written records of such Seller prepared contemporaneously with such independent development, or (iv) was received by a Seller in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential.

          (c) If any Seller is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, such Seller shall promptly notify Buyer in writing of such request or requirement so that Buyer may seek an appropriate protective order or waive such Seller's compliance with the provisions of this Section 9.7. If such protection is not obtained or Buyer waives in writing compliance with this Section 9.7, such Seller shall furnish only that portion of such information that such Seller is advised by counsel is legally required to be disclosed.

          (d) Notwithstanding anything to the contrary in this Agreement, no Seller shall be liable for the breach by any other Seller of the covenants contained in this Section 9.7, unless such breaching Seller was, at the time of such breach, controlled by or under common control with or acting in concert with such other Seller.

     9.8  Donations Direct. Subject to the accuracy of the last sentence of
Section 3.32, Buyer shall cause Target to dissolve Donations Direct, LLC as soon as practicable after the Closing Date.

     9.9 Post-Closing Matters. If, within sixty (60) days after the Closing Date or later, in the event that Buyer does not have access to the relevant information through no fault of its actions to make such determination, Buyer determines to take the actions specified in Exhibit H for the reasons set forth therein, Sellers shall be liable to Buyer for one-half of the costs specified in Exhibit H; provided, however, that Buyer only must make such determination within sixty (60) days after such information becomes available to Buyer and Buyer shall notify the Seller Representative at such time of such determination but does not have to actually take such actions within such period.

                                   ARTICLE 10

                                 INDEMNIFICATION

     10.1 Survival.

          (a) General. Except as set forth in subsections (b), (c) and (d) below, the representations, warranties, covenants and agreements of Seller and Buyer contained herein shall survive the Closing and remain in full force and effect, for eighteen (18) months after the Closing Date.

          (b)  Tax Matters. The representations and warranties set forth in
Section 3.11 entitled "Taxes" shall survive the Closing until sixty (60) days after the first to occur of (i) the expiration of the statute of limitations (and any extensions thereof) applicable to the Tax in respect of which indemnification is being sought without the assertion of a deficiency in respect thereof by the applicable Taxing Authority, or (ii) the completion of the final audit and determination by the applicable Taxing Authority with respect to such Tax and final determination of any deficiency resulting therefrom pursuant to
Section 1313 of the Code or any analogous provision under foreign law, if applicable.

          (c) Environmental and Employee Benefit Matters. The representations and warranties set forth in Sections 3.15 and 3.25 entitled "Environmental Matters," and "Employee Benefit Plans" shall remain in full force and effect until the applicable period under the statute of limitations therefor has expired.

          (d) Corporate Matters. The representations and warranties set forth in Sections 2.3 and 3.4 shall survive the Closing without any time limitation.

     10.2 Indemnification by Sellers.

          (a) Subject to the limitations contained in Section 10.4, each Seller shall severally indemnify, defend and hold harmless Buyer, its officers, directors, employees, consultants, owners, agents and Affiliates (including the Target Companies), regardless of any investigation made by Buyer or on its behalf, for, against, from and in respect of any and all losses, damages, costs and expenses of any kind and nature whatsoever (including interest and penalties, reasonable expenses of investigation and court costs, reasonable attorneys' fees and disbursements and the reasonable fees and disbursements of other professionals incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder) (collectively, "Losses") which may be sustained or suffered by any of them arising out of or resulting from any breach of, or misrepresentation contained in, any representation or warranty made by such Seller in Article 2; provided, however, that such Seller's obligation under this Section 10.2(a) with respect to Losses shall not exceed in the aggregate the consideration such Seller received for the Shares.

          (b) Subject to the limitations contained in Section 10.4, each Seller shall, jointly and severally, indemnify, defend and hold harmless Buyer, its officers, directors, employees, consultants, owners, agents and Affiliates (including the Target Companies), regardless of any investigation made by Buyer or on its behalf, for, against, from and in respect of any and all Losses which may be sustained or suffered by any of them arising out of, resulting from or pertaining to:

               (i) any breach of, or misrepresentation contained in, any representation or warranty made by the Insider Stockholders in this Agreement or in any certificate delivered pursuant to this Agreement regardless of when such breach or misrepresentation was discovered;

               (ii) any failure of any Insider Stockholder to perform any covenant or agreement hereunder or fulfill any other material obligation in respect hereof;

               (iii) all Taxes of Target and the Target Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date; all Taxes of any member of an affiliated, consolidated, combined or unitary group (or similar regime) of which Target or any of the Target Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, and with respect to which Treasury Regulations
(S) 1.1502-6 or any analogous or similar state, local or foreign law or regulation would apply; and any and all Taxes of any Person (other than Target and the Target Companies) imposed on Target or the Target Companies as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing Date; provided, however, that any net operating loss, credit, deduction, allowance or carryback otherwise applicable and available that originates in any taxable period ending on or before the Closing Date shall be utilized by Buyer, to the extent reasonably possible, to mitigate any amount otherwise owing to Buyer under this Section 10.2(b)(iii); and provided further, that for purposes of this Section 10.2(b)(iii), the amount of Taxes otherwise indemnifiable by Sellers to Buyer shall include any net tax increase to Buyer from the loss, in whole or part, of any deduction, credit, allowance or other Tax benefit of a Target Company otherwise available to Buyer which is reduced, eliminated or otherwise unavailable to Buyer as a result of a Contest with respect to a taxable period ending on or before, or other event or transaction occurring before, the Closing Date, and which deduction, credit, allowance or other Tax benefit shall not have been restored to the Buyer in another tax year or tax period within three (3) years of such Contest;

               (iv) the manner in which the Insider Stockholders have negotiated the sale of Target with any other Person; and

               (v) any judgment on the merits by a court of competent jurisdiction which is adverse to any Target Company with respect to the subject matter disclosed in item 11 of Schedule 3.13.

          (c) For purposes of this Section 10.2, in the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of Target and the Target Subsidiaries shall be determined based upon an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Target or any of the Target Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of Target and the Target Subsidiaries for a Straddle Period which related to the pre-Closing Date taxable period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

     10.3 Indemnification by Buyer and Valassis. Each of Buyer and Valassis shall indemnify, defend and hold harmless the Sellers, their officers, directors, employees, consultants, owners, agents and Affiliates, for, against, from and in respect of any and all Losses which may be sustained or suffered by any of them arising out of, resulting from or pertaining to:

          (a) any breach of, or any misrepresentation contained in, any representation or warranty made by Buyer or Valassis in this Agreement or in any certificate delivered pursuant to this Agreement regardless of when such breach or misrepresentation was discovered;

          (b) any failure of Buyer or Valassis to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof; or

          (c) any and all Taxes due and payable by any Target Company for any taxable year or tax period beginning after the Closing Date, provided that Buyer shall be entitled to utilize any net operating loss, credit, or other carryovers that relate to any tax period ending on or before the Closing Date that would otherwise be available for such tax year or tax period beginning after the Closing Date, that otherwise have not been utilized by Sellers in respect of Taxes of Target Companies for Tax years or Tax periods prior to the Closing Date, and, provided further, that Buyer shall be entitled to elect, in its sole discretion, to forego any net operating loss, credit or other carryback that relates to any taxable period beginning after the Closing Date. Notwithstanding anything to the contrary in Section 9.5 hereof, Buyer shall have the sole obligation and right to exercise, at its own expense, control at any time over the handling, disposition and/or settlement of any issue raised in any official inquiry, examination or proceeding (including the right to settle or otherwise terminate any Contest with respect thereto) regarding any tax return relating to the Company for any taxable period commencing after the Closing Date so long as such settlement or disposition for any Tax period after the Closing Date does not increase any Indemnifiable Loss or Tax liability payable by Sellers for which Sellers are responsible under this Agreement unless Buyer shall fully indemnify or credit Sellers for such increased Tax cost or Indemnifiable Loss, as the case may be.

     10.4 Limitations.

          (a) Sellers' Maximum Liability. The aggregate obligation of Sellers, including the Insider Stockholders, to indemnify Buyer for any Losses under
Section 10.2(a) (other than Losses arising out of a breach of, or misrepresentation contained in, the representation and warranty in each of Sections 2.3 and 2.8), Section 10.2(b)(i) (other than Losses arising out of a breach of, or misrepresentation contained in, the representations and warranties in each of Sections 3.4, 3.28 and 3.33), Section 10.2(b)(ii) and Section 10.2(b)(v) shall not exceed an amount equal to Ten Million Dollars ($10,000,000). With respect to indemnification obligations under each of Sections 10.2(a), 10.2(b)(i), 10.2(b)(ii), 10.2(b)(iii) and 10.2(b)(v) no Seller
shall be liable to Buyer for an amount greater than such Seller's pro rata portion of the Purchase Price actually received by such Seller.

          (b) Buyer's Maximum Liability. The aggregate obligation of Buyer and Valassis to indemnify Sellers for any Losses under this Article 10 shall not exceed an amount equal to Ten Million Dollars ($10,000,000).

          (c) Minimum Claim Amount. No Claim may be made for indemnification of any Losses (other than Losses arising out of a breach of, or misrepresentation contained in, the representation and warranty in each of Sections 2.3, 2.8, 3.4,
3.28 and 3.33 and Losses and arising out of the matters covered by each of
Section 10.2(b)(iv), with respect to which this Section 10.4(c) shall not apply) by any Seller unless such Claim for Losses individually exceeds Fifty Thousand Dollars ($50,000); provided, however, that in the case of any Claim for Losses attributable to Taxes, the amount of such Claim shall be determined by reference to the aggregate Losses attributable to any particular Return and not to any particular item of such Return.

          (d) Trigger Amount. Sellers shall not be liable to Buyer for indemnification of any Losses under this Article 10 until the aggregate amount of all Losses of to be indemnified by Sellers exceeds Three Hundred Thousand Dollars ($300,000) (the "Trigger Amount"); in which event Sellers' indemnification obligation shall apply to the aggregate amount of all claims with respect to which Buyer is entitled to indemnification hereunder in excess of the Trigger Amount; provided, however, that such Trigger Amount shall not apply in the case of any Claim for Losses attributable to (i) Taxes, (ii) any breach of, or misrepresentation contained in, the representations and warranties in each of Sections 2.3, 2.8, 3.4, 3.28 and 3.33 and (iii) the matters covered by each of Section 10.2(b)(iv).

          (e) Liability Among Sellers. Each Seller hereby agrees with the other Sellers that it, he or she, as the case may be, shall indemnify and hold harmless the other Sellers, and their respective heirs, successors, representatives and assigns, from and against its, his or her Proportionate Share of any and all Losses under this Article 10, and that the other Sellers and their respective heirs, successors, representatives and assigns, shall be entitled to contribution from such indemnifying Seller for its, his, or her Proportionate Share of any Losses for which they are liable under Article 10, if the indemnification provided for in this Section 10.4(e) is unavailable for any reason. "Proportionate Share" shall mean a Seller's proportionate interest in Target based on the number of shares held by such indemnifying Seller immediately preceding the Closing Date and the total number of shares issued and outstanding at such time, expressed as a percentage.

     10.5  Notice and Opportunity to Defend.

          (a) Each Person seeking indemnification under this Article 10 (the "Indemnified Party") shall promptly notify in writing (a "Notice of Claim") the party obligated to provide indemnification (the "Indemnifying Party") of any Claim as to which indemnity may be sought, which Notice of Claim may be delivered to the Seller Representative if any Seller is the Indemnifying Party and which Notice of Claim shall set forth (i) a brief description of the nature of the Claim and the basis for the Indemnified Party's request for indemnification under this Agreement, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance policy and the estimated amount of such Loss which may be covered under such insurance policy. The Indemnified Party's failure to give prompt Notice of Claim or to provide copies of documents or to furnish relevant data, shall not constitute a defense (in whole or in part) to any claim by the Indemnified Party against the Indemnifying Party for Indemnification, except and only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Indemnifying Party to defend against or reduce its liability.

          (b) Subject to Section 10.5(c) below, if any Notice of Claim relates to any Claim made against an Indemnified Party by an unrelated third Person, except as otherwise provided in this Agreement relating to Taxes, the Indemnifying Party shall have the right, at its election and at its own expense, by written notice to the Indemnified Party, to assume the entire control of, subject to the right of the Indemnified Party to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Claim as to which such Notice of Claim has been given, including the selection of counsel; provided, however, that the Indemnifying Party may not assume the control of the defense, settlement or compromise of any such Claim if (i) the named parties to such Claim, including any impleaded parties, include both the Indemnifying Party and the Indemnified Party (or, if the Indemnified Party is Buyer or any of Buyer's Affiliates, any Target Company) and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case, the Indemnified Party shall have the right to defend such Claim and to employ such counsel as determined by the Indemnified Party at the expense of the Indemnifying Party, or
(ii) if the amount of the damages reasonably sought by the claimant in any claim exceeds the remaining indemnification obligations of the Indemnifying Party by more that Fifty Thousand Dollars ($50,000) and such Claim is subject to the limitations set forth in Sections 10.4(a) or 10.4(b).

          (c) If the Indemnifying Party is permitted and elects to assume the defense of a Claim made by an unrelated third Person:

               (i) the Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Indemnified Party shall make available to the Indemnifying Party all pertinent information and documents under the control of the Indemnified Party; and

               (ii) the Indemnifying Party shall diligently and in good faith defend such claim and shall keep the Indemnified Party reasonably informed of the status of such defense; provided, however, that in the case of any settlement of any such Claim, the Indemnified Party shall have the right to approve the settlement, which approval shall not be unreasonably withheld.

          (d) If the Indemnifying Party does not so elect to defend any Claim or shall fail to defend any claim diligently and in good faith (after having so elected), the Indemnified Party may assume the defense of such Claim and take such other action as it may elect to defend or settle such Claim as it may determine in its reasonable discretion, provided that the Indemnifying Party shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

          (e) If the Notice of Claim does not relate to any Claim made against an Indemnified Party by an unrelated third Person and the Indemnifying Party disagrees with the claim specified in the Notice of Claim, then the Indemnifying Party shall give the Indemnified Party written notice of all items with which it disagrees within fifteen (15) Business Days of receipt by the Indemnifying Party of the Notice of Claim (the "Indemnity Dispute Notice"). The Indemnified Party and the Indemnifying Party shall then negotiate in good faith for a period of thirty (30) days following receipt of the Indemnity Dispute Notice to resolve the disagreements. If after such thirty (30) day period, the Indemnified Party and the Indemnifying Party still disagree, then the dispute may be resolved by a proceeding in a court of competent jurisdiction in accordance with Section 11.5. If the Indemnifying Party does not provide the Indemnity Dispute Notice to the Indemnified Party within the fifteen (15) Business Days of its receipt of the Notice of Claim, then the Indemnifying Party shall be liable for the full amount set forth in the Notice of Claim.

          (f) If Buyer believes it will ultimately be entitled to indemnification pursuant to Section 10.2(b)(v) and Buyer desires to settle the matter, Buyer shall provide the Indemnifying Party with a Notice of Claim and Buyer may settle the matter only with the consent of the Indemnifying Party.

     10.6 Reimbursement.

          (a) Unless an Indemnity Dispute Notice is delivered to the Indemnified Party in accordance with Section 10.5(e), the Indemnifying Party shall promptly pay to the Indemnified Party the amount of the Indemnifiable Loss (or the undisputed portion thereof if the Indemnity Dispute Notice only disputes a portion of the Claim), at the time that the Indemnified Party shall suffer a loss because of a breach of, or misrepresentation contained in, any representation, warranty or covenant by the Indemnifying Party or at the time the amount of any liability on the part of the Indemnifying Party under this
Article 10 is determined, which in the case of payment to third Persons shall be the earlier of (i) the date of such payments or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability (such loss or amount being hereinafter referred to as the "Indemnifiable Loss"); provided, however, that with respect to any Losses arising out of a breach of, or misrepresentation contained in, any representation, warranty or covenant by the Indemnifying Party, the Indemnifying Party shall have thirty (30) days from receipt of the Notice of Claim to cure such breach or misrepresentation, if such breach or misrepresentation can be cured, and the payment for the Indemnifiable Loss shall be due after such thirty (30) day period only if the Indemnifying Party fails to completely cure such breach or misrepresentation to the reasonable satisfaction of the Indemnified Party. If any Seller is the Indemnifying Party, Buyer shall first seek recovery from the Indemnification Escrow in accordance with the terms and provisions of the Indemnification Escrow Agreement before seeking to recover from any Seller. If the Indemnifiable Loss is not paid as provided in the immediately foregoing sentence, the Indemnified Party may, at its option, take legal action against the Indemnifying Party for reimbursement in the amount of its Indemnifiable Loss. For purposes hereof, the Indemnifiable Loss shall include the amounts so paid, or determined to be owing, by the Indemnified Party together with costs and reasonable attorneys' fees and interest on the foregoing items at the annual rate of ten percent (10%) from the date of notice that the

Indemnifiable Loss is due from the Indemnifying Party to the Indemnified Party as provided above, until the Indemnifiable Loss shall be paid. If such Indemnified Party does not prevail in its enforcement action hereunder, it shall reimburse the Indemnifying Party's costs and reasonable attorneys' fees and interest on the foregoing items at the annual rate of ten percent (10%) from the date such costs and fees were paid by the Indemnifying Party.

          (b) Subject to the Indemnified Party's right to object to a Notice of Claim within fifteen (15) Business Days after receipt of the Notice of Claim, in addition to its other obligations under this Section 10.6, the Indemnifying Party agrees, as an interim measure during the pendency of any Claim made against an Indemnified Party by an unrelated third Person for which indemnification is required pursuant to this Article 10, to reimburse the Indemnified Party on a monthly basis for all out-of-pocket legal fees or other out-of-pocket expenses incurred in connection with investigating or defending any such Claim, notwithstanding the absence of a determination by any arbitrator or court as to the propriety and enforceability of the Indemnifying Party's obligation to indemnify the Indemnifying Party for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. To the extent that any such interim reimbursement payment is so held to have been improper, the Indemnified Party shall promptly return it to the Indemnifying Party, together with interest at the annual rate of ten percent (10%). Any such interim reimbursement payments which are not made to the Indemnified Party within thirty (30) days of a request for reimbursement and which are later held by a court of competent jurisdiction to be amounts that should have been paid by the Indemnified Party shall bear interest at the rate of ten percent (10%) per annum from the date of such request.

     10.7 Adjustments to Indemnification Payments.

          (a) The amount of any Indemnifiable Loss shall be reduced (retroactively or prospectively) by any proceeds from insurance policies or other amounts actually recovered from third parties by or on behalf of the Indemnified Party in respect of the related Loss, less any costs, expenses or premiums incurred (to the extent the Indemnified Party can establish that premium increases resulted from such Indemnified Loss) by the Indemnified Party in connection with such recovery. The existence of a Claim by an Indemnified Party for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnified Party to the Indemnifying Party of the entire claim of the Indemnified Party for proceeds from insurance policies or against such third party. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnified Party has received the payment required by this Agreement from an Indemnifying Party in respect of any Loss and later receives proceeds from insurance policies or other amounts in respect of such Loss, then such Indemnified Party shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such Loss (or, if there is more than one Indemnifying Party, the Indemnified Party shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties) of such Insurance Proceeds).

           (b) If an Indemnified Loss relates to Taxes resulting from the inclusion of income or disallowance of deductions in a period ending prior to or on the Closing Date and the portion through the end of the Closing Date for any taxable period that includes, but does not end on, the Closing Date, and all or a portion of such income or deduction is excluded or allowed, respectively, in another period ending prior to or on the Closing Date, the amount of the Indemnified Loss shall be limited to the net Tax increase for such periods ending prior to or on the Closing Date and the net amount of interest and penalties incurred with respect thereto; provided, however, that any such Indemnifiable Loss shall be reduced (but not below zero) by the amount of any refund of Taxes of a Target Company that is received by the Indemnified Party hereunder and that relates to any taxable period ending prior to or on the Closing Date.

     10.8 No Other Representations, Etc.; No Rescission. Except as set forth in this Agreement, no party makes any representation, warranty, covenant or agreement with respect to the matters contained herein. Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement of any party contained herein shall give rise to any right on the part of any party, after the consummation of the purchase and sale of the Shares contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

     10.9  Sole and Exclusive Remedy. The indemnification provided under this
Article 10 shall constitute the sole and exclusive remedy of Buyer and Seller subsequent to the Closing for any Losses sustained by Buyer or Seller as a result of any breach of this Agreement other than losses or liabilities based upon fraud or fraudulent misrepresentation.

     10.10 Survival of Indemnification Obligations. The indemnification and other obligations of Seller and Buyer under this Article 10 shall survive for the same period of time set forth in Section 10.1, and shall terminate with the expiration of such survival period, except that any Claims set forth in a Notice of Claim sent prior to the expiration of such period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article 10 shall be brought after the end of the applicable period set forth in Section 10.1.

                                   ARTICLE 11

                                  MISCELLANEOUS

     11.1 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier, or if mailed, when mailed by United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses or by telecopy, receipt confirmed (or at such other address as shall be given in writing by any party to the other):

               If to Buyer or Valassis, to:

                        Valassis Coupon Clearing, Inc.
                        c/o Valassis Communications, Inc.
                        19975 Victor Parkway
                        Livonia, MI 48152
                        Fax:  (734) 591-4460
                        Attention:  Barry P. Hoffman, Esq.

               With a copy to:

                        McDermott, Will & Emery
                        50 Rockefeller Plaza
                        New York, New York 10020
                        Fax: (212) 547-5444
                        Attention:  Mark Thoman, Esq.

               If to Target, to:

                        NCH Marketing Services, Inc.
                        155 Pfingsten Road
                        Deerfield, Illinois 60015
                        Fax: (847) 948-6555
                        Attention: Mr. Brian Husselbee

               With a copy to:

                        Anderson, Kill & Olick, P.C.
                        1251 Avenue of the Americas
                        New York, New York 10020
                        Fax: (212) 278-1733
                        Attention: Gloria J. Frank, Esq.

               If to the Seller Representative, to:

                        PPM America, Inc.
                        225 West Wacker
                        Chicago, Illinois 60606
                        Fax: (312) 634-0053
                        Attention: Brian Schinderle

               If to any Seller, to the address set forth below such Seller's name on the Schedule of Stockholders attached hereto as Exhibit A.

      11.2 Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto, except that Buyer is entitled to assign all or part of its rights and obligations under this Agreement to an Affiliate of Buyer, provided, however, that Buyer shall remain fully responsible for the performance of its obligations hereunder.

     11.3 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require. All references herein to Articles, Sections (other than Sections of the Code or any other statute) and subsections shall be deemed to be references to Articles, Sections and subsections of this Agreement unless the context shall otherwise require.

     11.4 Governing Law. With respect to corporate governance matters concerning a corporation of any jurisdiction, this Agreement shall be governed by and construed in accordance with the laws of such jurisdiction. With respect to all other matters, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

     11.5 Consent to Jurisdiction. The Parties hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to, this Agreement may be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction for such purpose. The Parties hereby irrevocably waive any objection to such exclusive jurisdiction or inconvenient forum. Any such process or summons to be served upon any of the Parties (at the option of the party bringing such action, proceeding or claim) may be served by transmitting a copy thereof, by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section
11.1 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Party so served in any action, proceeding or claim.

     11.6 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

     11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     11.8 Further Assurances. Both before and after Closing hereunder, each party shall cooperate and take such action as may be reasonably requested by another party in order to more fully carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     11.9 Course of Dealing. No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of a subsequent breach hereunder. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     11.10 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

     11.11 Entire Agreement. This Agreement and the Schedules, Exhibits and Certificates hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions, and undertakings between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written. This Agreement may not be amended except by an instrument in writing signed by the party sought to be charged with effect of such amendment.

     11.12 Payment. All amounts required to be paid to a party under this Agreement shall be paid in United States dollars. In the event that any payment under this Agreement is subject to withholding tax, the payor shall withhold such Tax and pay such Tax over to the appropriate Taxing Authority and shall pay the payee such additional amounts as are necessary so that the net amount received by the payee after deduction of withholding Tax with respect to such payment and with respect to such additional amounts is equal to the amount that would have been received if no such withholding had been made.

     11.13 No Public Disclosure. Except as may be required by law, no party to this Agreement may disclose the existence or the terms and conditions of this Agreement without the consent of the Seller Representative and Buyer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.
                            VALASSIS COUPON CLEARING, INC.


                            By: /s/ Barry P. Hoffman
                                --------------------
                                    Name: Barry P. Hoffman
                                    Title: Secretary


                            VALASSIS COMMUNICATIONS, INC.


                            By: /s/ Barry P. Hoffman
                                --------------------
                                    Name: Barry P. Hoffman
                                    Title: Secretary


                            NCH MARKETING SERVICES, INC.


                            By: /s/ Brian Husselbee
                                -------------------
                                    Name: Brian Husselbee
                                    Title: President and Chief Executive Officer

                            For the purposes of Section 1.7 only:
                            PPM AMERICA SPECIAL INVESTMENTS
                            FUND, L.P.
                            By: PPM America, Inc., its attorney-in-fact


                            By: /s/ Brian T. Schinderle
                                -----------------------
                                    Name: Brian T. Schinderle
                                    Title: Senior Managing Director


                            For the purposes of Section 1.7 only:
                            PPM AMERICA SPECIAL INVESTMENTS
                            CBO II, L.P.
                            By: PPM America, Inc., its attorney-in-fact


                           By: /s/ Brian T. Schinderle
                               -----------------------
                                    Name: Brian T. Schinderle
                                    Title: Senior Managing Director

                         PPM AMERICA SPECIAL INVESTMENTS
                         FUND, L.P.
                         By: PPM America, Inc., its attorney-in-fact


                         By: /s/ Brian T. Schinderle
                             -----------------------
                                 Name: Brian T. Schinderle
                                 Title: Senior Managing Director


                         PPM AMERICA SPECIAL INVESTMENTS
                         CBO II, L.P.
                         By: PPM America, Inc., its attorney-in-fact



                         By: /s/ Brian T. Schinderle
                             ------------------------
                                 Name: Brian T. Schinderle
                                 Title: Senior Managing Director


                         By: /s/ Norman F. Hapke
                             -------------------
                                 Name: Norman F. Hapke
                                 Title: Trustee

                         CUDABECK STRATEGIC COMMUNICATIONS


                         By: /s/ Glenda Cudabeck
                             -------------------
                                 Name: Glenda Cudaback
                                 Title: Chairman


                         /s/ John S. Albright
                         --------------------
                         JOHN S. ALBRIGHT


                         /s/ Anne R. Albright
                         --------------------
                         ANNE R. ALBRIGHT

                                          /s/ Dave Boerlin
                                          ----------------
                                          DAVE BOERLIN



                                          /s/ Peter Burch
                                          ---------------
                                          PETER BURCH



                                          /s/ Blake Clark
                                          ---------------
                                          BLAKE CLARK



                                          /s/ Tim Halfman
                                          ---------------
                                          TIM HALFMAN



                                          /s/ Brian Husselbee
                                          -------------------
                                          BRIAN HUSSELBEE



                                          /s/ Arthur Nielsen, Jr.
                                          -----------------------
                                          ARTHUR NIELSEN, JR.



                                          /s/ Tim O'Keefe
                                          ---------------
                                          TIM O'KEEFE



                                          /s/ Wan Ling Martello
                                          ---------------------
                                          WAN LING MARTELLO



                                          /s/ Jose Luis Rodriguez
                                          -----------------------
                                          JOSE LUIS RODRIGUEZ

                                         /s/ Mark Dennis
                                         ---------------
                                         MARK DENNIS



                                         /s/ Kathy Hackett
                                         -----------------
                                         KATHY HACKETT



                                         /s/ Charlie Brown
                                         -----------------
                                         CHARLIE BROWN



                                         /s/ William Spellman
                                         --------------------
                                         WILLIAM SPELLMAN



                                         /s/ Dave Johnson
                                         ----------------
                                         DAVE JOHNSON



                                         /s/ Alberto Venturini
                                         ---------------------
                                         ALBERTO VENTURINI



                                         /s/ Armour Swanson
                                         ------------------
                                         ARMOUR SWANSON



                                         /s/ Mike Salvati
                                         ----------------
                                         MIKE SALVATI



                                         /s/ Rob Schriesheim
                                         -------------------
                                         ROB SCHRIESHEIM



                                         /s/ Charles Macaluso
                                         --------------------
                                         CHARLES MACALUSO

                                                     /s/ Tom Warburton
                                                     -----------------
                                                     TOM WARBURTON



                                                     /s/ Chip Buttner
                                                     ----------------
                                                     CHIP BUTTNER



                                                     /s/ Norm Hapke
                                                     --------------
                                                     NORM HAPKE



                                                     /s/ Robert Kulakowski
                                                     ---------------------
                                                     ROBERT KULAKOWSKI



                                                     /s/ John E. Hapke
                                                     -----------------
                                                     JOHN E. HAPKE



                                                     /s/ Kimberley A. Hapke
                                                     ----------------------
                                                     KIMBERLEY A. HAPKE



                                                     /s/ Martha E. Pearce
                                                     --------------------
                                                     MARTHA E. PEARCE



                                                     /s/ Wayne Pearce
                                                     ----------------
                                                     WAYNE PEARCE

                                    Exhibit A

                                      Exhibit B

                                  TARGET COMPANIES

                Active Subsidiaries                        Inactive Subsidiaries

Direct Subsidiaries            Indirect Subsidiaries

                                    Exhibit C

                                   DEFINITIONS

"Acquisition Proposal" has the meaning specified in Section 5.9.

"Active Subsidiaries" means those Subsidiaries listed on Exhibit B under the heading Direct Subsidiaries or Indirect Subsidiaries, but does not include any Subsidiaries listed on Exhibit B under the heading Inactive Subsidiaries.

"Adjustment Reserve" has the meaning specified in Section 1.5(c)(i).

"Affiliate" means, when used with respect to any Person, (a) if such Person is a corporation, any officer or director thereof or any Person which is, directly or indirectly, beneficial owner (by itself or as part of any group) of more than fifty percent (50%) of any class of any voting security thereof, (b) if such Person is an LLC, any officer or manager thereof or any Person which is, directly or indirectly, beneficial owner (by itself or as part of any group) of more than fifty percent (50%) of any class of any voting interest therein, (c) if such Person is a partnership, any general partner thereof or any Person which is, directly or indirectly, beneficial owner (by itself or as part of any group) of more than fifty percent (50%) of any limited partnership interest thereof, and (d) any other Person which directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such Person. For purposes of this definition: (i) any "beneficial owner" that is a partnership shall be deemed to include any general or limited partner thereof, any "beneficial owner" that is an LLC shall be deemed to include any Person controlling, controlled by or under common control with such beneficial owner, or any officer, manager or member of such beneficial owner or of any LLC occupying any such control relationship, and any "beneficial owner" that is a corporation shall be deemed to include any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship; and (ii) "control" (including the correlative terms "controlling," "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"Agreement" has the meaning specified in the Introduction hereto.

"Audited Financial Statements" has the meaning specified in Section 3.8(a) hereto.

"Beneficiary" means the Person(s) designated by an employee, former employee, by operation of law or otherwise, as the party entitled to compensation, benefits, damages, insurance coverages, indemnification, or any other goods or services under any Benefit Plan.

"Benefit Plans" has the meaning specified in Section 3.25(a).

"best knowledge of the Insider Stockholders" and similar phrases are limited to the knowledge of Brian Husselbee and Wan Ling Martello and the managers, directors, officers, and executive management personnel of any Insider Stockholder who is not an individual and means that no such individual has knowledge of any state of facts which is different from the facts described in this Agreement or the Disclosure Schedules; provided, that for purposes of defining the term "best knowledge of the Insider Stockholders" no Person other than Brian Husselbee and Wan Ling Martello shall have any duty or obligation to make any investigation or inquiry regarding any facts described in this Agreement or the Disclosure Schedules.

"Books and Records" means the books of account and financial and corporate records, and the minute books, stock certificate books and, stock record books of the Target Companies.

"Business" means the provision of the following services to packaged goods manufacturers and retailers by one or more of the Target Companies, as indicated:

                  (a) coupon processing and/or clearing of any type of discount, including point of sale, electronic or other and any other marketing services that relate to using an offer database, including promotion forecasting, reporting, database management and software development in the United States, United Kingdom, Spain, Italy and Germany; provided, that such activity directly relates to coupon processing and/or clearing of any type of discounts;

                  (b) data base management services in the United Kingdom, Spain, France and Germany;

                  (c) promotion fulfillment services in Spain;

                  (d) coupon distributor services in the United Kingdom, Spain, France and Germany; and

                  (e) creation, design and implementation of specific retailer and manufacturer promotional activities in France.

"Business Day" means any day other than a Saturday, Sunday or holiday on which banks are required or permitted by law to close for business in the State of Michigan.

"Buyer" has the meaning specified in the Introduction hereto.

"Buyer's Environmental Investigation" means the environmental assessment and compliance audit conducted by Buyer's environmental consultants.

"Bylaws" means the bylaws of any corporation organized under the laws of any State of the United States of America and any equivalent document of any corporation or entity organized under the laws of another jurisdiction, as amended or restated through the date hereof or the Closing Date, as the case may be.

"CERCLA" has the meaning specified in Section 3.15(b) hereto.

"Charter" means the Certificate of Incorporation or Formation, Articles of Incorporation or Organization or other organizational document of a corporation or an LLC organized under the laws of any State of the United States of America and any equivalent document of a corporation, LLC or other similar entity organized under the laws of another jurisdiction, as amended or restated through the date hereof or the Closing Date, as the case may be.

"Claim" means an action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim or demand.

"Closing" has the meaning specified in Section 1.4.

"Closing Balance Sheet" has the meaning specified in Section 1.6(b)(ii).

"Closing Date" has the meaning specified in Section 1.4.

"Code" means the U.S. Internal Revenue Code of 1986, as amended.

"Competitive Business" has the meaning specified in Section 9.3.

"Contest" means any audit, court proceeding or other dispute with any Taxing Authority or Governmental Authority respect to any Tax matter that affects any of the Target Companies.

"Contracts" has the meaning specified in Section 3.14(a).

"Direct Subsidiaries" means the Subsidiaries listed under the heading Direct Subsidiaries on Exhibit B, all of which are Active Subsidiaries.

"Disagreement Notice" has the meaning specified in Section 1.6(b)(iii).

"Disbursing Agent" shall mean the Person designated by the Seller
Representative, from time to time, in writing to Buyer.

"Disclosure Schedules" shall mean the Sellers' Disclosure Schedules delivered to Buyer in connection with the transactions contemplated hereby.

"Environmental Laws" has the meaning specified in Section 3.15(b).

"Equity Percentage" has the meaning specified in the Introduction hereto.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" has the meaning specified in Section 3.25(d).

"Financial Statement Date" has the meaning specified in Section 3.8(a).

"Financial Statements" has the meaning specified in Section 3.8(a).

"Foreign Agreements" has the meaning specified in Section 1.8.

"Foreign Benefit Plans" has the meaning specified in Section 3.25(a).

"Foreign Closing" has the meaning specified in Section 1.8.

"Foreign Subsidiaries" means then entities owned directly or indirectly by Target, which entities were formed, organized or incorporated under the laws of a country (or a political subdivision thereof) other than the U.S., including dual incorporated entities.

"GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

"Governmental Authority" means all agencies, instrumentalities, departments, commissions, courts, tribunals, or boards of any government, whether foreign, federal, state, or local.

"Hazardous Substances" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes, but is not limited to, any substance subject to standards of liability under Environmental Laws.

"Inactive Subsidiaries" means those Subsidiaries listed on Exhibit B under the heading Inactive Subsidiaries.

"Indebtedness Payoff Letters" means letters from Sellers and financial institutions to whom any Target Company owes indebtedness for borrowed money, which letters set forth the principal amount plus accrued interest and fees and penalties if any owed by such Target Company to such creditors as of the Closing Date.

"Indemnifiable Loss" has the meaning specified in Section 10.6(a).

"Indemnification Escrow Agent" has the meaning specified in Section 1.5(c)(ii).

"Indemnification Escrow Agreement" has the meaning specified in Section 1.5(c)(ii).

"Indemnification Escrow Amount" has the meaning specified in Section 1.5(c)(ii).

"Indemnified Party" has the meaning specified in Section 10.5(a).

"Indemnifying Party" has the meaning specified in Section 10.5(a).

"Indemnity Dispute Notice" has the meaning specified in Section 10.5(e).

"Indirect Subsidiaries" means the Subsidiaries listed under the heading Indirect Subsidiaries on Exhibit B, all of which are Active Subsidiaries.

"IRS" means the Internal Revenue Service and any similar or successor agency of the federal government of the United States of America administering the Code.

"Insider Stockholders" means Brian Husselbee, Wan Ling Martello, Charles Macaluso, PPM America Special Investments Fund, L.P. and PPM America Special Investments CBO II, L.P.

"Intellectual Property" has the meaning specified in Section 3.20 "Interim Statements" has the meaning specified in Section 3.8(a)

"Leased Real Property Interests" has the meaning specified in Section 3.18(b).

"Licenses" has the meaning specified in Section 3.15(c).

"Lien" means, with respect to any asset or right, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, or restriction whatsoever, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction.

"LLC Agreement" means the limited liability company agreement, operating agreement or any equivalent document of any LLC organized under the laws of any State of the United States of America or any LLC or other similar entity organized under the laws of another jurisdiction, as amended and restated through the date hereof or the Closing Date, as the case may be.

"LLC" means limited liability company.

"Losses" has the meaning specified in Section 10.2(a).

"Material Adverse Effect" means an occurrence or event which has or is reasonably likely to have a material adverse impact or effect on the Business, or the operations or financial conditions of the Target Companies, taken as a whole.

"Model Computation" has the meaning specified in Section 1.6(b)(i).

"Neutral Firm" means a nationally recognized accounting firm (other than Deloitte & Touche LLP) mutually acceptable to and agreed upon by Buyer and Seller which shall have no material financial relationship with any party to this Agreement.

"Notice of Claim" has the meaning specified in Section 10.5(a).

"Other Stockholders" means Sellers listed under the heading Insider Stockholders on the Schedule of Stockholders on Exhibit A attached hereto.

"Owned Real Property Interests" has the meaning specified in Section 3.18(a).

"Permits and Consents" has the meaning specified in Section 5.7.

"Permitted Liens" has the meaning specified in Section 3.18(a).

"Person" means any natural person, corporation, business trust, trust, estate, partnership, limited partnership, LLC, limited liability partnership, association, joint venture, or other entity.

"Personal Property" has the meaning specified in Section 3.19.

"Programs" has the meaning specified in Section 3.20.

"Proportionate Share" has the meaning specified in Section 10.4(e).

"Purchase Documents" means this Agreement and any other certificate, document, instrument, stock power or agreement executed in connection herewith.

"Purchase Price" has the meaning specified in Section 1.2.

"Real Property Interests" has the meaning specified in Section 3.18(b).

"Realty Leases" has the meaning specified in Section 3.18(b).

"Related Party Balances" has the meaning specified in Section 3.21 hereto.

"Release", whether capitalized or uncapitalized, has the meaning specified in
Section 3.15(b).

"Required Permits and Consents" has the meaning specified in Section 5.7.

"Returns" means all reports, estimates, declarations of estimated tax, information statements, forms, and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

"SFAS 87" has the meaning specified in Section 3.25(e).

"Sales Bonus Letter" has the meaning specified in Section 3.31.

"Seller" has the meaning specified in the Introduction hereto.

"Seller Representative" has the meaning specified in Section 1.7.

"Settlement or Other Disposition" shall mean a judicial decision which is described in Section 1313(a) of the Code (or the analogous provision of foreign law, if applicable) or a closing agreement between a Taxing Authority and a taxpayer pursuant to Section 7121 of the Code (or analogous provision of foreign law, if applicable).

"Shares" has the meaning specified in the Introduction hereto.

"Straddle Period" has the meaning specified in Section 10.2(c).

"Subsidiaries" has the meaning specified in the Introduction hereto.

"Subsidiary Stock" has the meaning specified in Section 3.5.

"Target" has the meaning specified in the Introduction hereto.

"Target Assets" means the assets of the Target Companies used or held for use in the Business.

"Target Companies" has the meaning specified in the Introduction hereto.

"Target Companies' Software" means Launch, Benchmark, eSettlement and Wishvalue.

"Taxes" or "Tax" means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any Target Company is required to pay, withhold or collect.

"Taxing Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

"Treasury Regulations" means the regulations promulgated under the Code.

"Trigger Amount" has the meaning specified in Section 10.4(d).

"Unclaimed Property" means property, including cash, which is held by a Target Company for the account of another and which is required under the escheat laws of the state or locality (or any similar or corresponding law of a state or locality) to be remitted to a Governmental Authority due to its being unclaimed or undelivered after a certain period of time.

"U.K. Benefit Plans" has the meaning specified in Section 3.25(k).

"U.S. Benefit Plans" has the meaning specified in Section 3.25(a).

"USRPHC" has the meaning set forth in Section 3.11(g)(i).

"U.S. Subsidiaries" means the entities owned, directly or indirectly, by Target, which entities were formed or incorporated under the laws of any States of the United States or any political subdivision thereof, including dual incorporated entities.

"Valassis" has the meaning specified in the Introduction hereto.

"Worker Health and Safety Laws" shall mean all federal, state or local laws, including ordinances, requirements, rules, regulations, licenses, permits, orders, injunctions, judgments or decrees relating to or addressing workplace or worker safety and health.

"Working Capital" means the difference between current assets and current liabilities and shall be calculated in accordance with the Model Computation.

                                    Exhibit D

                                ESCROW AGREEMENT

                                    Exhibit E

                                MODEL COMPUTATION

Assets
*                 Cash
*                 Billed A/R
*                 Unbilled A/R
*                 A/R Allowance
*                 Prepaids
* Current Deferred Tax Assets (excluding any tax benefit derived from the stub period NOL, but including any NOL generated from tax years 2002 and earlier)
*                 Other Misc. Short-Term Assets
*                 Forward Purchase Contracts

Liabilities
*                 A/P
*                 Short-Term Customer Deposits
*                 Revolver/Loan Balances
*                 Accrued Compensation, Bonuses and payroll taxes & benefits
*                 Accrued professional services including but not limited to:
2002 tax returns, 2002 audit and 2003 stub tax returns, legal fees not related to this transaction
*                 Accrued Professional Services for the Transaction
*                 Accrued Sales/Retention Bonuses
* Accrued incremental payroll taxes (1.45%) and other incremental expenses related specifically to the Sales/Retention Bonuses
*                 Accrued Taxes Payable
*                 Current Deferred Tax Liabilities
*                 Short term portion of capital leases
*                 Broker fees
*                 Accrued nonrecurring expenses (as listed on NCH Trial Balance)

* Other short-term accruals and short-term liabilities * Accrued payroll taxes as a result of option conversions

Example of computation with actual accounts and balances as of 1/31/03 to be attached

                                    Exhibit F

                             ANNUAL BUDGETS FOR 2002

                                    Exhibit G

                         FORM OF OFFICER'S CERTIFICATION

                                    Exhibit H

                              POST-CLOSING MATTERS

         If Buyer determines that the matters disclosed in item 3 of Schedule 3.15(b) pose a material risk to the health and safety of Target's employees, Buyer may relocate such employees to another facility and the Sellers shall be responsible for one-half of any costs incurred by Target related thereto (after mitigation from the landlord of such office building, if any), including any costs payable under the lease for the old facility.

                                                                    Exhibit 99.1

VALASSIS PURCHASES NCH MARKETING SERVICES

Enhances Marketing Capabilities and Builds International Presence

Livonia, MI, February 13, 2003: Valassis, (NYSE: VCI) the leading company in marketing solutions and connective media, announced today its acquisition of Deerfield, Illinois-based NCH Marketing Services, Inc. NCH is the premier coupon processing and promotion information management company in the United States and worldwide. Valassis acquired NCH for $60 million, paid for out of existing cash which totaled $97.2 million on December 31, 2002. Management believes this accretive transaction will have a positive impact on 2003 earnings per share
(EPS) of approximately $.07 for the 10.5 months of consolidation, which will change the previous 2003 EPS guidance from down 8% to 18% versus 2002 to down 5% to 15%.

"The acquisition of NCH complements Valassis' vision of being an innovative, integrated marketing solutions company," said Alan F. Schultz, Chairman, President and CEO of Valassis. "NCH and Valassis share similar cultures and values. We both strive to continually improve the promotional performance of our customers through consultative selling, data analysis and the increased use of technology."

The acquisition also provides Valassis with a strong international infrastructure and 30 years of NCH international experience. "As a result of being on the Valassis Board of Directors since 1998, I am very familiar with Valassis' portfolio of products and services and feel they have substantial potential internationally," said Brian J. Husselbee, President and CEO of NCH. "The combination of our industry knowledge, resources and relationships with manufacturers and retailers will stimulate our growth worldwide." Husselbee and the NCH management team will remain in their current roles at NCH. Wan Ling Martello, Chief Operating Officer and CFO of NCH, and Husselbee will be present on the Valassis Fourth Quarter Earnings Call on February 20th.

Under the terms of the transaction, Valassis purchased the privately held shares of NCH. A private equity firm held approximately 90% of the equity of NCH with the remaining shares held by management and other minority shareholders. NCH is expected to generate approximately $60 million in prorated revenue in 2003, changing the company's previous 2003 revenue guidance from being down mid-single digits to up slightly. "Based on our growth strategy and analysis, we believe this acquisition is a good use of cash," said Robert L. Recchia, Executive Vice President and CFO of Valassis. "It will have an immediate positive impact on EPS and operating cash flow, while positioning us for future expansion of our products and services worldwide."

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers. Valassis' Connective Media(TM) portfolio includes: newspaper advertising & inserts, sampling, direct mail, 1 to 1 marketing programs, and consulting and analytic services. With locations nationwide, Valassis has been listed as one of Fortune Magazine's Best Companies to Work for in America for six consecutive years. Valassis subsidiaries and investments include Valassis Canada, PreVision Marketing(R), LLC, Coupons, Inc., Promotion Watch and Valassis Relationship Marketing Systems, LLC. For additional information, visit the company website at http://www.valassis.com.

About NCH Marketing Services

NCH is the global leader in coupon processing and promotion information management with clients that include many of the world's largest retailers and manufacturers. Headquartered near Chicago, IL, NCH also has operations in France, Germany, Italy, Spain, the United Kingdom and Mexico. Throughout its 47-year history, NCH has become widely known for superior quality in promotional processing, as well as, extensive market research and data analysis. Clients benefit from NCH's versatile online software solutions with products such as LAUNCH(R) and BENCHMARK(TM).

(MORE)

 Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company's existing competitors; new competitors in any of the Company's businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company's paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.